EXHIBIT 10.1

$55,000,000 CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 23, 2005

by and among

WII COMPONENTS, INC.,

a Delaware corporation,

as Borrower,

ANTARES CAPITAL CORPORATION,

for itself, as a Lender, and as Agent for all Lenders,

and

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

TABLE OF CONTENTS

ARTICLE I -	THE CREDITS
1.1	Amounts and Terms of Commitments
1.2	Notes
1.3	Interest
1.4	Loan Accounts
1.5	Procedure for Revolving Credit and CapEx Loan Borrowing
1.6	Conversion and Continuation Elections
1.7	Optional Prepayments
1.8	Mandatory Prepayments of Loans and Commitment Reductions
1.9	Fees
1.10	Payments by the Borrower
1.11	Payments by the Lenders to the Agent; Settlement

ARTICLE II -	CONDITIONS PRECEDENT
2.1	Conditions to Effectiveness
2.2	Conditions to All Borrowings
2.3	Conditions to Certain Loans and Acquisitions
2.4	Conditions to CapEx Loan Borrowings

ARTICLE III -	REPRESENTATIONS AND WARRANTIES
3.1	Corporate Existence and Power
3.2	Corporate Authorization; No Contravention
3.3	Governmental Authorization
3.4	Binding Effect
3.5	Litigation
3.6	No Default
3.7	ERISA Compliance
3.8	Use of Proceeds; Margin Regulations
3.9	Title to Property
3.10	Taxes
3.11	Financial Condition
3.12	Environmental Matters
3.13	Loan Documents
3.14	Regulated Entities
3.15	Solvency
3.16	Labor Relations
3.17	Copyrights, Patents, Trademarks and Licenses, etc.
3.18	Subsidiaries
3.19	Brokers’ Fees; Transaction Fees
3.20	Insurance
3.21	Full Disclosure
3.22	Representations and Warranties Incorporated from Related Agreements

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3.23	Activities of Borrower
3.24	High Yield Unsecured Documents
3.25	Foreign Assets Control Regulations and Anti-Money Laundering

ARTICLE IV -	AFFIRMATIVE COVENANTS
4.1	Financial Statements
4.2	Certificates; Borrowing Base Certificates; Other Information
4.3	Notices
4.4	Preservation of Corporate Existence, Etc.
4.5	Maintenance of Property
4.6	Insurance
4.7	Payment of Obligations
4.8	Compliance with Laws
4.9	Inspection of Property and Books and Records
4.10	Use of Proceeds
4.11	Solvency
4.12	Further Assurances
4.13	Appraisals

ARTICLE V -	NEGATIVE COVENANTS
5.1	Limitation on Liens
5.2	Disposition of Assets
5.3	Consolidations and Mergers
5.4	Loans and Investments
5.5	Limitation on Indebtedness
5.6	Transactions with Affiliates
5.7	Management Fees and Compensation
5.8	Use of Proceeds
5.9	Contingent Obligations
5.10	Compliance with ERISA
5.11	Restricted Payments
5.12	Change in Business
5.13	Change in Structure
5.14	Accounting Changes
5.15	Amendments to Related Agreements
5.16	No Negative Pledges
5.17	Foreign Assets Control Regulations
5.18	Integration
5.19	Certain Leased Locations

ARTICLE VI -	FINANCIAL COVENANTS
6.1	Reserved
6.2	Leverage Ratio
6.3	Fixed Charge Coverage Ratio
6.4	Reserved

6.5	EBITDA
6.6	Equity Contribution

ARTICLE VII -	EVENTS OF DEFAULT
7.1	Event of Default
7.2	Remedies
7.3	Rights Not Exclusive
7.4	Cash Collateral for Letters of Credit

ARTICLE VIII -	THE AGENT
8.1	Appointment and Authorization
8.2	Delegation of Duties
8.3	Liability of Agent
8.4	Reliance by Agent
8.5	Notice of Default
8.6	Credit Decision
8.7	Indemnification
8.8	Agent in Individual Capacity
8.9	Successor Agent
8.10	Collateral Matters

ARTICLE IX -	MISCELLANEOUS
9.1	Amendments and Waivers
9.2	Notices
9.3	No Waiver; Cumulative Remedies
9.4	Costs and Expenses
9.5	Indemnity
9.6	Marshaling; Payments Set Aside
9.7	Successors and Assigns
9.8	Assignments, Participations, etc.
9.9	Confidentiality
9.10	Set-off; Sharing of Payments
9.11	Notification of Addresses, Lending Offices, Etc.
9.12	Counterparts
9.13	Severability; Facsimile Signature
9.14	Captions
9.15	Independence of Provisions
9.16	Interpretation
9.17	No Third Parties Benefited
9.18	Governing Law and Jurisdiction
9.19	Waiver of Jury Trial
9.20	Entire Agreement; Release
9.21	Patriot Act
9.22	Replacement of Lender
9.23	Continued Effectiveness; No Novation

ARTICLE X -	TAXES, YIELD PROTECTION AND ILLEGALITY
10.1	Taxes
10.2	Illegality
10.3	Increased Costs and Reduction of Return
10.4	Funding Losses
10.5	Inability to Determine Rates
10.6	Reserves on LIBOR Rate Loans
10.7	Certificates of Lenders
10.8	Survival

ARTICLE XI -	RESERVED

ARTICLE XII -	DEFINITIONS
12.1	Defined Terms
12.2	Other Interpretive Provisions
12.3	Accounting Principles

SCHEDULES

Schedule 1.1(a)	Term Loan Commitments and CapEx Loan Commitments
Schedule 1.1(b)	Revolving Loan Commitments
Schedule 3.2	Capitalization
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.17	Intellectual Property
Schedule 4.2(e)	Expansion Capital Expenditures
Schedule 5.1	Liens
Schedule 5.5	Indebtedness
Schedule 5.9	Contingent Obligations
Schedule 12.2	Restricted Accounts

EXHIBITS

Exhibit 4.2(b)	Compliance Certificate
Exhibit 12.1(a)	Borrowing Base Certificate
Exhibit 12.1(b)	Notice of Borrowing
Exhibit 12.1(c)	Notice of Continuation/Conversion
Exhibit 12.1(d)	Revolving Note
Exhibit 12.1(e)-1	Term Note
Exhibit 12.1(e)-2	CapEx Note

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of September 23, 2005, by and among WII Components, Inc., a Delaware corporation (the “Borrower”), Antares Capital Corporation, a Delaware corporation, as administrative agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender, and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower, the Agent and certain of the Lenders are parties to a Credit Agreement dated as of February 18, 2004 (as heretofore amended, modified and supplemented, including, without limitation, pursuant to that certain Consent, Waiver and First Amendment to Credit Agreement (the “First Amendment”) dated as of April 30, 2004 and that certain Consent, Waiver and Second Amendment to Credit Agreement (the “Second Amendment”) dated as of July 28, 2005, the “Original Credit Agreement”); and

WHEREAS, the Borrower, the Agent and the Lenders desire to amend and restate in its entirety the Original Credit Agreement to, among other things, increase the amount of the revolving credit facility made available to the Borrower thereunder, and make available to the Borrower a term loan and a capital expenditure loan facility, without constituting a novation, all on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto amend and restate the Original Credit Agreement in its entirety as follows:

ARTICLE I - THE CREDITS

1.1                                 Amounts and Terms of Commitments.

(a)                                  The Term Loan and CapEx Loans.

(i)                                     Each Lender with a Term Loan Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to lend to the Borrower on the Restatement Effective Date, the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Term Loan Commitment” (such amount being referred to herein as such Lender’s “Term Loan Commitment”).  Amounts borrowed under this subsection 1.1(a)(i) are referred to as the “Term Loan.”

(ii)                                  Each Lender with a CapEx Loan Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make loans to the Borrower (each such Loan, a “CapEx Loan”) from time to time on any Business Day during the period from the Restatement Effective Date to the CapEx Line Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “CapEx Loan Commitment” (such amount as the same may be reduced from time to time as a result of one or more assignments pursuant to Section 9.8, being referred to herein as such Lender’s “CapEx Loan Commitment”); provided, however, that, after giving effect to any Borrowing of CapEx Loans, the aggregate principal amount of all outstanding CapEx Loans shall not exceed the Aggregate CapEx Loan Commitment.

(iii)                               Amounts borrowed as a Term Loan or a CapEx Loan which are repaid or prepaid may not be reborrowed.

(b)                                 The Revolving Credit.  Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Restatement Effective Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitment” (such amount as the same may be reduced from time to time pursuant to subsection 1.8(h)(ii) hereof or as a result of one or more assignments pursuant to Section 9.8, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance.  Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time.  The “Maximum Revolving Loan Balance” from time to time will be the lesser of:

(i)                                     the “Borrowing Base” (as calculated pursuant to the Borrowing Base Certificate then most recently delivered to the Agent and Lenders in accordance with the terms hereof) in effect from time to time, and

(ii)                                  the Aggregate Revolving Loan Commitment then in effect;

less, in either case, the amount of any Letter of Credit Participation Liability.

If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then Borrower shall, within three (3) Business Days, prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.  Immediately prior to the effectiveness of this Agreement, the outstanding principal balance of Revolving Loans is $4,300,000, such amount constituting the outstanding Revolving Loans under the Original Credit Agreement.

(c)                                  Lender Letters of Credit and Letter of Credit Participation Agreements.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized, upon the request of the Borrower, for (i) the issuance of letters of credit by Agent (each such letter of credit, a “Lender Letter of Credit”) or (ii) the issuance of letter of credit participation agreements by Agent (each such letter of credit participation, a “Letter of Credit Participation Agreement”) to confirm payment to banks (whether or not such banks are Lenders) which issue letters of credit for the account of Borrower or any of its Subsidiaries on behalf of each Lender having a Revolving Loan Commitment (severally and not jointly) according to such Lender’s Revolving Loan Commitment.  The aggregate amount of Letter of Credit Participation Liability with respect to all Lender Letters of Credit and Letter of Credit Participation Agreements outstanding at any time shall not exceed $2,000,000.

The Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse the Agent for any amounts paid by the Agent under any Lender Letter of Credit or Letter of Credit Participation Agreement.  The Borrower hereby authorizes and directs the Lenders with Revolving Loan Commitments (or if the Revolving Loan Commitments have terminated, who had a Revolving Loan Commitment at the time of such termination), at the Agent’s option, to make a Revolving Loan in the amount of any payment made by the Agent with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement.  All amounts paid by the Agent with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement that are not immediately repaid by Borrower with the proceeds of a Revolving Loan or otherwise shall bear interest at the interest rate then applicable to Revolving Loans, calculated using the Base Rate and the Applicable Margin.  Each Lender agrees to fund its Commitment Percentage of any Revolving Loan made pursuant to this subsection 1.1(c) and, if no such Revolving Loans are made, each Lender agrees to purchase, and shall be deemed to have purchased, a participation in such Lender Letter of Credit or Letter of Credit Participation Agreement in an amount equal to its ratable share of such Lender Letter of Credit or Letter of Credit Participation Agreement based upon the Revolving Loan Commitments then in effect and each Lender agrees to pay to the Agent such share of any payments made by the Agent under such Lender Letter of Credit or Letter of Credit Participation Agreement.  The obligations of each Lender under the preceding two (2) sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 2.2 hereof.

In addition to all other terms and conditions set forth in this Agreement, the issuance by Agent of any Lender Letter of Credit or Letter of Credit Participation Agreement shall be subject to the condition precedent that the Lender Letter of Credit, Letter of Credit Participation Agreement or the letter of credit or written contract for which the Borrower requests a Letter of Credit Participation Agreement shall support a transaction entered into by one of its Subsidiaries in the Ordinary Course of Business, or otherwise reasonably acceptable to Agent, and shall be in such form, be for such amount, and contain such terms as are reasonably satisfactory to Agent.

The expiration date of each Lender Letter of Credit shall be on a date which is the earlier of (a) one year from its date of issuance, or (b) the thirtieth (30th) day before the Revolving Termination Date.  Each Letter of Credit Participation Agreement shall provide that the Letter of Credit Participation Agreement terminates and all demands or claims for payment must be presented by a date certain, which date will be the earlier of (a) one year from its date of issuance, or (b) the thirtieth (30th) day before the Revolving Termination Date.

The Borrower shall give Agent at least ten (10) Business Days’ prior written notice specifying the date a Lender Letter of Credit or Letter of Credit Participation Agreement is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby.  The notice shall be accompanied by the drawing terms for the Lender Letter of Credit or form of each letter of credit or other written contract which will be supported by the Letter of Credit Participation Agreement.

1.2                                 Notes.

(a)                                  The Term Loan made by each Lender with a Term Loan Commitment shall be evidenced by a Term Note payable to the order of such Lender in an amount equal to such Lender’s Term Loan Commitment.

(b)                                 The CapEx Loans made by each Lender with a CapEx Loan Commitment shall be evidenced by a CapEx Note payable to the order of such Lender in an amount equal to such Lender’s CapEx Loan Commitment.

(c)                                  The Revolving Loans made, or deemed made, by each Lender shall be evidenced by a Revolving Note payable to the order of such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

1.3                                 Interest.

(a)                                  Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin.  Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error.  All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.  The Borrower hereby agrees that accrued and unpaid interest in an aggregate amount equal to $9,665.97 due and owing to the Persons who are Lenders hereunder and “Lenders” under and as defined in the Original Credit Agreement (each an “Existing Lender”) as of the Restatement Effective Date shall be deemed accrued and continued hereunder and shall be paid in cash by the Borrower to the Agent, for the benefit of the Existing Lenders, (i) with respect to accrued and unpaid interest on Base Rate Loans under the Original Credit Agreement, on the first Interest Payment Date with respect to Base Rate Loans occurring after the Restatement Effective Date, and (ii) with respect to accrued and unpaid interest on any LIBOR Rate Loans under the Original Credit Agreement, on the respective Interest Payment Date applicable to such LIBOR Rate Loan under the Original Credit Agreement.

(b)                                 Interest on each Loan shall be paid in cash, in arrears on each Interest Payment Date and on the date of any payment or prepayment of Loans in full.

(c)                                  At the election of the Agent or the Required Lenders while any Event of Default exists, the Borrower shall pay, in cash, interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin for such Loans (plus, the LIBOR or Base Rate, as the case may be) and, in the case of Obligations not subject to the Applicable Margin (other than the fees described in Section 1.9), at a rate per annum equal to the rate per annum applicable to Revolving Loans which are (or if any were) Base Rate Loans (including the Applicable Margin with respect thereto) plus two percent (2.0%); provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Loan outstanding during the continuation of such Event of Default, the principal amount of such Loan shall, during the continuation of such Event of Default, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus two percent (2.0%).  All such interest shall be payable on demand of the Agent or the Required Lenders.

(d)                                 Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder and under the other Loan Documents shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder or thereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

1.4                                 Loan Accounts.  The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  The Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month.  Such record shall, absent demonstrable error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent or any Lender.

1.5                                 Procedure for Revolving Credit and CapEx Loan Borrowing.

(a)                                  Each Borrowing of a Revolving Loan and/or a CapEx Loan shall be made upon the Borrower’s irrevocable (subject to Section 10.5 hereof) written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 12:30 p.m. (Chicago time) (i) on the requested Borrowing date in the case of each Base Rate Loan equal to or less than $1,000,000 and in the case of the Loans to be made on the Restatement Effective Date, (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan in excess of $1,000,000 but equal to or less than $3,000,000 and (iii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan and each Base Rate Loan in excess of $3,000,000; provided, that with respect to Loans subsequent to the Loans made on the Restatement Effective Date, the Borrower may give notice of the requested Borrowing to the Agent by telephone call, with such notice confirmed not later than the following Business Day by delivery to the Agent of a signed Notice of Borrowing.  Such Notice of Borrowing shall specify:

(i)                                     the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 and multiples of $50,000 in excess thereof);

(ii)                                  the requested Borrowing date, which shall be a Business Day;

(iii)                               whether the Borrowing is to comprise Revolving Loans or CapEx Loans;

(iv)                              whether the Borrowing is to comprise LIBOR Rate Loans and/or Base Rate Loans; and

(v)                                 if the Borrowing is to comprise LIBOR Rate Loans, the Interest Period applicable to such Loans.

provided, however, that with respect to the Borrowing to be made on the Restatement Effective Date, such Borrowing will consist of Base Rate Loans only and shall remain so for not less than three (3) Business Days.  Thereafter, the Borrower may request that Revolving Loans and/or CapEx Loans be made as LIBOR Rate Loans and that Loans be converted to or continued as LIBOR Rate Loans, provided only LIBOR Rate Loans having an Interest Period of one (1) month shall be permitted during the first sixty (60) days after the Restatement Effective Date.

(b)                                 Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Lender with a Commitment affected thereby of such Notice and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c)                                  Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Restatement Effective Date will be made available to the Borrower by the Agent by wire transfer (or ACH transfer) of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

1.6                                 Conversion and Continuation Elections.

(a)                                  The Borrower may upon irrevocable (subject to subsection 10.2(c) and Section 10.5) written notice to the Agent in accordance with subsection 1.6(b) elect to convert on any Business Day, any Base Rate Loans into LIBOR Rate Loans or elect to continue on the last day of the applicable Interest Period any LIBOR Rate Loans having Interest Periods maturing on such day, in each instance, in whole or in part in an amount not less than $100,000, or that is in an integral multiple of $50,000 in excess thereof.

(b)                                 The Borrower shall deliver a Notice of Continuation/Conversion to be received by the Agent not later than 12:30 p.m. (Chicago time) at least three (3) Business Days in advance of the requested Conversion Date or continuation date, specifying:

(i)                                     the proposed Conversion Date or continuation date;

(ii)                                  the aggregate amount of Loans to be converted or continued; and

(iii)                               the duration of the requested Interest Period with respect to the Loans to be converted or continued as LIBOR Rate Loans.

(c)                                  If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Rate

Loans or if any Event of Default shall then exist, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

(d)                                 Upon receipt of a Notice of Continuation/Conversion, the Agent will promptly notify each Lender thereof.  In addition, the Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided, that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e)                                  Unless the Required Lenders shall otherwise agree, during the existence of an Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.

(f)                                    Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

(g)                                 LIBOR Rate Loans that shall have been evidenced by the Original Credit Agreement and remain outstanding as of the Restatement Effective Date shall continue as LIBOR Rate Loans hereunder and the Interest Periods relating thereto shall continue as Interest Periods hereunder.

1.7                                 Optional Prepayments.

(a)                                  The Borrower may at any time upon at least one (1) Business Day’s prior written notice to the Agent (which notice may, at the Borrower’s discretion, also specify the manner in which prepayments being made pursuant to this Section 1.7 shall be applied to the Obligations), prepay the Loans in whole or in part in an amount greater than or equal to $100,000, in each instance, without penalty or premium except as provided in Section 10.4.  Optional partial prepayments of the Term Loan and CapEx Loans shall be applied in the manner set forth in subsection 1.8(h)(i).  Optional partial prepayments in amounts less than $100,000 shall not be permitted.

(b)                                 The notice of any prepayment shall not thereafter be revocable by the Borrower and the Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein.  Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4.

1.8                                 Mandatory Prepayments of Loans and Commitment Reductions.

(a)                                  (i)                                     Term Loan.  The outstanding principal amount of the Term Loan shall be paid in full on September 23, 2010.

(ii)                                  Cap-Ex Loans.  Commencing at the close of business on the CapEx Line Termination Date and at all times thereafter, the Lenders shall not be required or obligated to make additional CapEx Loans and the aggregate outstanding principal balance of all CapEx Loans on such date shall convert into a senior secured term loan and shall be paid in full on September 23, 2010.

(b)                                 Revolving Loan.  The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.

(c)                                  Asset Dispositions.  If the Borrower or any of its Subsidiaries shall at any time or from time to time:

(i)                                     make or agree to make a Disposition; or

(ii)                                  suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Borrower and its Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the fiscal year exceeds $1,000,000, then (A) the Borrower shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by the Borrower and/or any of its Subsidiaries in respect thereof) and (B) promptly upon receipt by the Borrower and/or any of its Subsidiaries of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver such Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(h)(ii) hereof.  Notwithstanding the foregoing and provided (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower otherwise shall have complied with Section 5.2 in respect thereof, such prepayment shall not be required to the extent a Subsidiary of the Borrower reinvests the Net Proceeds of such Disposition or Event of Loss, or a portion thereof, in productive assets of a kind then used or usable in the business of such Subsidiary, within one hundred eighty (180) days after the date of such Disposition or Event of Loss, or enters into a binding commitment in respect thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment.  Pending such reinvestment, such Net Proceeds shall be either (i) delivered to the Agent, for distribution to the Lenders, as a prepayment of the Revolving Loans (to the extent of Revolving Loans then outstanding), but not as a permanent reduction of the Revolving Loan Commitment (which application shall not be required if, under the terms of the Indenture, such application is required to result in a permanent reduction of the Revolving Loan Commitment) or (ii) held by the Borrower in an account of the Borrower subject to a deposit account control agreement to which the Agent is a party, and which is in form and substance acceptable to the Agent; provided, such Net Proceeds deposited into such deposit account shall be used by a Subsidiary of the Borrower solely for reinvestment as and to the extent permitted herein or otherwise delivered promptly to the Agent, for distribution to the Lenders, as a prepayment of the Loans, to be applied in accordance with subsection 1.8(h)(ii).  The foregoing notwithstanding, if at any time pending such reinvestment the aggregate outstanding principal balance of the Revolving Loans exceeds the Maximum Revolving Loan Balance, then Agent hereby is directed to apply such Net Proceeds deposited into such deposit account to the Revolving Loans in an amount sufficient to eliminate such excess.

(d)                                 Issuance of Debt Securities.  Immediately upon the receipt by Borrower or any of its Subsidiaries of the Net Issuance Proceeds of the issuance of debt securities by Borrower or any of its Subsidiaries (other than Net Issuance Proceeds from Permitted Issuances), Borrower shall deliver to Agent an amount equal to one hundred percent (100%) of such proceeds for application to the Loans in accordance with subsection 1.8(h)(i).

(e)                                  Reserved.

(f)                                    Proceeds Under Acquisition Documents.  Immediately upon receipt of any indemnification, purchase price adjustment, earnout, escrow or similar payment (other than a working capital adjustment) under any Acquisition Documents by the Borrower or any of its Subsidiaries, the Borrower shall deliver to the Agent an amount equal to fifty percent (50%) of each such payments for application to the Loans in accordance with subsection 1.8(h)(i); provided, that the remaining fifty percent (50%) of any such payments is used by a Subsidiary of the Borrower solely for purposes otherwise permitted hereunder, including general working capital purposes.

(g)                                 Equity Contribution.  Immediately upon receipt by the Borrower or any of its Subsidiaries of any equity contribution from Sponsor in accordance with Section 6.6, Borrower shall deliver to Agent an amount equal to one hundred percent (100%) of such proceeds (or otherwise repay the Loans in an amount equal to one hundred percent (100%) of such proceeds) for application to the Loans in accordance with subsection 1.8(h)(iii).

(h)                                 Application of Prepayments.

(i)                                     Any prepayments pursuant to Section 1.7 or subsection 1.8(d) or 1.8(f) shall be applied as follows: (A) the first fifty percent (50%) of such prepayment shall be applied to prepay the Term Loan and the CapEx Loans pro rata based on the then outstanding principal balances thereof and (B) the remaining fifty percent (50%) of such prepayment shall be applied to prepay the outstanding Revolving Loans (without a corresponding reduction of the Revolving Loan Commitment of any Lender) and, after the outstanding Revolving Loans shall have been paid in full, any remaining portion of such prepayment shall be applied to prepay the Term Loan and the CapEx Loans pro rata based on the then outstanding principal balances thereof; provided, however, that so long as no Default or Event of Default has occurred and is continuing, prepayments made pursuant to Section 1.7 may be applied to the Obligations at the direction of the Borrower, as specified in the applicable notice of prepayment delivered by the Borrower pursuant to subsection 1.7(a); provided, further, however, that in the absence of such direction by the Borrower, such prepayments shall be applied to prepay the outstanding Revolving Loans (without a corresponding reduction of the Revolving Loan Commitment of any Lender) and, after the outstanding Revolving Loans shall have been paid in full, any remaining portion of such prepayment shall be applied to prepay the Term Loan and the CapEx Loans pro rata based on the then outstanding principal balances thereof.

(ii)                                  Any prepayments pursuant to subsection 1.8(c) (other than prepayments of Revolving Loans pending reinvestment as set forth therein) shall be applied as follows: (A) the first fifty percent (50%) of such prepayment shall be applied to prepay the Term Loan and the CapEx Loans pro rata based on the then outstanding principal balances thereof and (B) the remaining fifty percent (50%) of such prepayment shall be applied in permanent reduction of the Revolving Loan, whereupon the Revolving Loan Commitment of each Lender shall automatically and permanently be reduced by an amount equal to such Lender’s ratable share of the aggregate of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder and, after the outstanding Revolving Loans shall have been paid in full, any remaining portion of such prepayment shall be applied to prepay the Term Loan and the CapEx Loans pro rata based on the then outstanding principal balances thereof; provided, however, that prepayments pursuant to subsection 1.8(c) shall not result in a permanent reduction of the Revolving Loan Commitment if (1) the Borrower has complied with Section 5.2 in respect thereof, including, without limitation, by delivering to the Agent a replacement Borrowing Base Certificate setting forth the calculation of the “Borrowing Base” after giving effect to each underlying Disposition and Event of Loss, (2) at the request of the Agent, an appraisal of the remaining equipment, machinery and/or real Property to be included in such “Borrowing Base” has been undertaken within sixty (60) days of the date of any such Disposition and Event of Loss, which request shall be made, if ever, by the Agent within a reasonable period after the date upon which the Borrower shall have notified the Agent in writing of such Disposition or Event of Loss, and (3) the Indenture does not otherwise require such application to result in a permanent reduction of the Revolving Loan Commitment.

(iii)                               Any prepayments pursuant to subsection 1.8(g) shall be applied to the Revolving Loan (without a corresponding reduction of the Revolving Loan Commitment of any Lender).

(iv)                              To the extent permitted by the foregoing clauses (i), (ii) and (iii), amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining.  Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

1.9                                 Fees.

(a)                                  Closing and Agent’s Fees.  The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a closing fee, and for the Agent’s own account, an agent’s fee, in the amounts and at the times set forth in an amended and restated letter agreement between the Borrower and the Agent dated of even date herewith (the “Fee Letter”).

(b)                                 Commitment Fee.  The Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee (the “Commitment Fee”) in an amount equal to:

(i)                                     the Aggregate Revolving Loan Commitment, less

(ii)                                  the sum of (x) the average daily balance of all Revolving Loans outstanding plus (y) the average daily amount of the Letter of Credit Participation Liability, in each case, during the preceding quarter, multiplied by three-eighths of one percent (0.375%) per annum, such fee to be payable quarterly in arrears on the first day of the quarter following the date hereof and the first day of each quarter thereafter.  The Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after mutual execution and delivery of this Agreement.  The Borrower hereby agrees that accrued and unpaid Commitment Fees in an amount equal to $18,628.12 due and owing to the Existing Lenders under the Original Credit Agreement as of the Restatement Effective Date shall be deemed accrued and continued hereunder and shall be paid in full in cash by the Borrower to the Agent, for the benefit of the Existing Lenders, on the first day of the month following the date hereof.

(c)                                  Letter of Credit Participation Fee.  The Borrower shall pay to Agent, for the ratable benefit of the Lenders, fees for each Lender Letter of Credit and each Letter of Credit Participation Agreement (the “Letter of Credit Participation Fee”) for the period from and including the date of issuance of same to and excluding the date of expiration or termination, equal to the average daily amount of Letter of Credit Participation Liability multiplied by a rate per annum equal to three percent (3.00%); provided, however, at the Agent’s or Required Lenders’ option, while an Event of Default exists such percent shall be increased by two percent (2.00%) per annum over the otherwise applicable rate, such fees to be payable monthly in arrears on the first day of the month following the date hereof and the first day of each month thereafter.  The Borrower shall also reimburse the Agent for any and all fees and expenses, if any, paid by the Agent to the issuer of any letter of credit subject to a Letter of Credit Participation Agreement.

(d)                                 CapEx Commitment Fee.  The Borrower shall pay to the Agent, for the ratable benefit of the Lenders having CapEx Loan Commitments, a fee (the “CapEx Commitment Fee”) in an amount equal to

(i)                                     the Aggregate CapEx Loan Commitment, less

(ii)                                  the average daily balance of all CapEx Loans outstanding during the preceding calendar quarter,

multiplied by three-eighths of one percent (0.375%) per annum, such fee to be payable quarterly in arrears on the first day of the calendar quarter following the date hereof and the first day of each calendar quarter thereafter.  The CapEx Commitment Fee provided in this subsection 1.9(d) shall accrue at all times from and after mutual execution and delivery of this Agreement until the CapEx Line Termination Date (with all accrued fees due and payable in accordance with the terms of this Agreement).

1.10                           Payments by the Borrower.

(a)                                  All payments (including prepayments) to be made by the Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Lenders at the address for payment specified in the signature page hereof in relation to the Agent (or such other address as the Agent may from time to time specify in accordance with Section 9.2), and shall be made in dollars and in immediately available funds, no later than 12:30 p.m. (Chicago time) on the date due.  Any payment which is received by the Agent later than 12:30 p.m. (Chicago time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  The Borrower hereby authorizes the Agent and each Lender to (but neither the Agent nor any Lender shall have any obligation to) make a Revolving Loan (which shall be a Base Rate Loan) to pay (i) interest, agent fees, Commitment Fees, CapEx Commitment Fees and Letter of Credit Participation Fees, in each instance, on the date due, or (ii) after five (5) Business Days prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b)                                 Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)                                  All amounts collected or received by the Agent after the Obligations have been accelerated (so long as such acceleration has not been rescinded) and all proceeds received by the Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:

first, to payment of fees, costs and expenses, including Attorney Costs, of the Agent payable or reimbursable by the Borrower and/or its Subsidiaries under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower and/or its Subsidiaries under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations pro rata;

fourth, to payment of principal of the Obligations (including, if an Event of Default has occurred and is continuing, cash collateralization of Letter of Credit Participation Liability);

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whomever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third, fourth and fifth above.

1.11                           Payments by the Lenders to the Agent; Settlement.

(a)                                  As set forth in subsection 1.5(b), upon receipt of a Notice of Borrowing, the Agent will promptly notify each Lender of such Lender’s Commitment Percentage of the Borrowing requested thereby.  Each Lender will fund its Commitment Percentage of Borrowings of Revolving Loans to the Agent at the Agent’s account specified on its signature page hereto, or to such other account as the Agent may designate in writing, no later than 2:00 p.m. (Chicago time) on the scheduled Borrowing date.  Each Lender with a CapEx Loan Commitment will fund its Commitment Percentage of Borrowings of CapEx Loans to the Agent at the Agent’s account specified on its signature page hereto, or to such other account as the Agent may designate in writing, no later than 2:00 p.m. (Chicago time) on the scheduled Borrowing date.

(b)                                 Unless the Agent shall have received notice from a Lender on the Restatement Effective Date or, with respect to each Borrowing after the Restatement Effective Date, by 1:00 p.m. (Chicago time) on the date of any proposed Borrowing, that such Lender will not make available to the Agent as and when required hereunder for the account of the Borrower the amount of such Lender’s Commitment Percentage of the proposed Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the applicable Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period.  A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection 1.11(b) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(c)                                  The failure of any Lender to make any Loan on any date of Borrowing shall not relieve any other Lender of any obligation hereunder to make a Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.  Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Commitment Percentage of any Revolving Loan made after any acceleration of the Obligations with respect to any draw on any Lender Letter of Credit or any payment made under any Letter of Credit Participation Agreement.

(d)                                 Provided that such Lender has made all payments required to be made by it under this Agreement, the Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on such Lender’s respective signature page to this Agreement or the applicable Assignment and Acceptance) such Lender’s Commitment Percentage of principal, interest, Commitment Fees, CapEx Commitment Fees and Letter of Credit Participation Fees, in each instance, received by the Agent, promptly after the Agent’s receipt thereof.

(e)                                  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full as and when required hereunder, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrower and such related payment is not received by the Agent, the Agent shall be entitled to recover such amount from such Lender, and each Lender shall repay to the Agent on demand such amount, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate, without setoff, recoupment, counterclaim or deduction of any kind.  If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any solvency, fraudulent conveyance or similar law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Agent will not be required to distribute any portion of such payment to any Lender.  In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest thereon at such rate, if any, as the Agent is required to pay to the Borrower or such other Person, without setoff, recoupment, counterclaim or deduction of any kind.

ARTICLE II - CONDITIONS PRECEDENT

2.1                                 Conditions to Effectiveness.  The effectiveness of this Agreement and the obligation of each Lender to make Loans and of the Agent to issue Lender Letters of Credit or Letter of Credit Participation Agreements hereunder are subject to the condition that the Agent shall have received on or before the Restatement Effective Date all of the following, in form and substance reasonably satisfactory to the Agent and each Lender and (except for the Notes and any instruments or documents which are Pledged Collateral) in sufficient counterparts for each Lender, duly executed by all parties thereto:

(a)                                  Credit Agreement and Notes.  This Agreement executed by the Borrower, the Agent and each of the Lenders, and the Notes executed by the Borrower;

(b)                                 Secretary’s Certificates; Resolutions; Incumbency.  A certificate of the Secretary or Assistant Secretary of the Borrower and each Subsidiary of the Borrower which is a party to any Loan Document, certifying:

(i)                                     the names and true signatures of the officers of the Borrower and each such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder; and

(ii)                                  copies of the resolutions of the board of directors or other governing body of the Borrower and each such Subsidiary approving and authorizing the execution, delivery and performance, as applicable, by the Borrower or such Subsidiary of this Agreement and the other Loan Documents to be executed or delivered by it hereunder;

(c)                                  Organization Documents and Good Standing.  Each of the following documents:

(i)                                     the Organization Documents of the Borrower and each of its Subsidiaries, as such Organization Documents are in effect on the Restatement Effective Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation or formation of the Borrower or such Subsidiary as of a recent date, if and as applicable, all certified by the Secretary or Assistant Secretary of the Borrower or such Subsidiary as of the Restatement Effective Date; and

(ii)                                  a good standing certificate for the Borrower and each of its Subsidiaries from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation, as applicable, and each state where the Borrower or such Subsidiary is qualified to do business as a foreign entity as of a recent date;

(d)                                 Collateral Documents.  The Collateral Documents, executed by the Borrower and each of its Subsidiaries who are a party thereto in appropriate form for recording, where necessary, together with the following, to the extent not previously delivered to the Agent under the Original Credit Agreement:

(i)                                     acknowledgment copies of all uniform commercial code financing statements filed, registered or recorded to perfect the security interests of the Agent, for the benefit of the Agent and the Lenders, granted pursuant to the Collateral Documents, or other evidence reasonably satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings reasonably necessary and advisable to perfect the Liens of the Agent, for the benefit of the Agent and the Lenders, granted pursuant to the Collateral Documents, in accordance with applicable law;

(ii)                                  uniform commercial code financing statement, federal and state tax lien, pending litigation and judgment searches as the Agent shall have reasonably requested of the Borrower, each of its Subsidiaries and such other Persons as the Agent may request, and such termination statements, releases or other documents as may be reasonably necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

(iii)                               all certificates and instruments representing the Pledged Collateral, irrevocable proxies and stock transfer powers executed in blank or other executed endorsements reasonably satisfactory to the Agent, with signatures guaranteed as the Agent may require;

(iv)                              evidence that all other actions reasonably necessary or, in the reasonable opinion of the Agent, desirable to perfect and protect the Liens created by the Collateral Documents have been taken;

(v)                                 funds sufficient to pay any filing or recording tax or fee in connection with any and all uniform commercial code financing statements and, if applicable, the Mortgages or amendments thereto, all title insurance premiums, documentary stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any Mortgage or filing of any uniform commercial code financing statements or the issuance of the title insurance policies (whether due on the Restatement Effective Date or in the future) including sums due in connection with any future advances;

(vi)                              with respect to each parcel of real Property in respect of which there is delivered by the Borrower or any of its Subsidiaries a Mortgage, an A.L.T.A. mortgagee policy of title insurance (or, with respect to mortgagee policies of title insurance delivered in connection with the Original Credit Agreement, date down endorsements), or a binder issued by a title insurance company reasonably satisfactory to the Agent insuring (or undertaking to insure, in the case of a binder) that the Mortgage creates and constitutes a valid first Lien against such real Property in favor of the Agent, for the benefit of Agent and the Lenders, in an amount and subject only to exceptions reasonably acceptable to the Agent, with such endorsements and affirmative insurance as the Agent may reasonably request;

(vii)                           if required by the Agent, flood insurance and earthquake insurance on terms satisfactory to the Agent;

(viii)                        if required by the Agent, the most recent A.L.T.A. surveys and surveyor’s certifications certified to the Agent as to all real Property in respect of which there is delivered a Mortgage by the Borrower or any of its Subsidiaries, each in form and substance reasonably satisfactory to the Agent; and

(ix)                                such consents, estoppels, subordination agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which the Agent shall be granted a Lien for the benefit of Agent and the Lenders, as reasonably requested by the Agent;

(e)                                  Legal Opinions.  Such opinions of counsel to the Borrower and its Subsidiaries, in each instance addressed to the Agent and the Lenders, in form and substance reasonably satisfactory to Agent;

(f)                                    Payment of Fees.  Evidence reasonably acceptable to it that the Borrower shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Restatement Effective Date, together with Attorney Costs of the Agent;

(g)                                 Certificate.  A certificate signed on behalf of the Borrower by a Responsible Officer, dated as of the Restatement Effective Date, stating that:

(i)                                     the representations and warranties contained in Article III hereof are true and correct in all material respects on and as of such date, as though made on and as of such date;

(ii)                                  no Default or Event of Default exists or would result from the Borrowing or issuance of the Lender Letters of Credit or Letter of Credit Participation Agreements to be made on the Restatement Effective Date or from the consummation of any of the other transactions contemplated hereby; and

(iii)                               there has occurred since December 31, 2004 no event or circumstance that has resulted or would reasonably be expected to result in (A) a Material Adverse Effect or (B) a material adverse change in, or a material adverse effect upon, the prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole;

(h)                                 Financial Statements.  Copies of all of the financial statements of the Borrower and its Subsidiaries referred to in Section 3.11, certified on behalf of the Borrower by a Responsible Officer;

(i)                                     Insurance Policies.  Standard lenders’ loss payable and other endorsements in favor of the Agent with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the Property of the Borrower in accordance with Section 4.6;

(j)                                     Borrowing Base Certificate.  A duly completed Borrowing Base Certificate setting forth the “Borrowing Base” as of July 31, 2005.  Not more than $10,000,000 in Revolving Loans shall be outstanding on the Restatement Effective Date, and after giving effect to the funding of the Loans to be made on the Restatement Effective Date, the Maximum Revolving Loan Balance shall exceed the outstanding principal balance of Revolving Loans by not less than $30,000,000;

(k)                                  High Yield Unsecured Indebtedness.  Evidence reasonably satisfactory to it that no more than $120,000,000 in stated principal amount of High Yield Unsecured Indebtedness is outstanding;

(l)                                     EBITDA. Evidence reasonably satisfactory to it demonstrating that EBITDA (with such adjustments as the Agent may reasonably approve) of the Borrower and its Subsidiaries for the twelve (12) month period ended July 31, 2005 was at least $33,500,000;

(m)                               Projections.  Projections in form and substance satisfactory to the Agent for the Borrower and its Subsidiaries for the period from 2005 through 2008, including projections on a quarter by quarter basis for the twelve calendar months immediately following the Restatement

Effective Date and delivery of actual results for the most recent twelve calendar month period prior to the Restatement Effective Date for which financial statements are available; and

(n)                                 Other Documents.  Such other approvals, opinions, documents or materials as the Agent may reasonably request.

2.2                                 Conditions to All Borrowings.  The obligation of each Lender to make any Loan and of the Agent to issue any Lender Letter of Credit or Letter of Credit Participation Agreement, or to continue a Loan as, or convert any Loan to, a LIBOR Rate Loan, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing date, continuation date or Conversion Date:

(a)                                  Notice of Borrowing or Continuation/Conversion.  The Agent shall have received (with, in the case of the Loans to be made on the Restatement Effective Date only, a copy for each Lender) a Notice of Borrowing or a Notice of Continuation/Conversion, as applicable, in accordance with Section 1.5 or Section 1.6;

(b)                                 Representations and Warranties.  The representations and warranties contained in this Agreement that are made by the Borrower and the representations and warranties contained in the other Loan Documents and in the Related Agreements that are made by the Borrower and each of its Subsidiaries party thereto shall be true and correct in all material respects on and as of such Borrowing date, continuation date or Conversion Date with the same effect as if made on and as of such Borrowing date, continuation date or Conversion Date (except to the extent such representations and warranties (i) expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) are not true and correct due to events or conditions, the occurrence or existence of which are not prohibited by this Agreement or the other Loan Documents and which do not, in and of themselves, constitute a Default or an Event of Default, or (iii) are not true and correct as a result of disclosures made in writing to, and approved by, the Agent and Lenders in connection with Permitted Acquisitions);

(c)                                  No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion; and

(d)                                 Permitted Acquisitions.  To the extent the proceeds of any Loan are used to finance a Permitted Acquisition, Borrower shall have complied with the conditions included in Section 2.3 and the definition of “Permitted Acquisition” contained in Section 11.1 hereof on or prior to the disbursement of such Loan.

Each Notice of Borrowing and Notice of Continuation/Conversion submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice or application and as of the date of each Borrowing or continuation or conversion, as applicable, that the conditions in Section 2.2 are satisfied.

2.3                                 Conditions to Certain Loans and Acquisitions.  The consummation of any Permitted Acquisition by any Subsidiaries of the Borrower and, in the event the proceeds of the Revolving Loan are to be used to finance all or a portion of the purchase price of a Permitted Acquisition, the obligations of each Lender to make such Loan, in each case shall be subject to the satisfaction of the following conditions precedent on the relevant Borrowing date:

(a)                                  Evidence of Perfected First Priority Security Interest.  With respect to the Target acquired, and prior to or simultaneously with the consummation of such Acquisition and the funding of such Loan, the Agent shall have been granted, for the benefit of Agent and the Lenders, a first priority Lien on and security interest in such Target thereof, subject only to Permitted Liens, and shall have received, without limitation, (i) the items described in subsection 2.1(d)(ii) and Section 4.12, and (ii) duly executed uniform commercial code financing statements or amendments to existing financing statements with respect to such Target, in form and substance reasonably satisfactory to the Agent and which, upon filing, shall perfect the security interest of the Agent, for the benefit of Agent and the Lenders, in such Property to the extent such security interest can be perfected by filing such financing statements.  In the event real Property is being acquired in connection with such Acquisition, prior to or simultaneously with the funding of such Loan, the Agent shall have received (x) to the extent not encumbered with a Lien permitted under subsection 5.1(h), a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective Property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, (y) to the extent not encumbered with a Lien permitted under subsection 5.1(h), then current A.L.T.A. surveys, certified to the Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent and the Required Lenders, in form and substance reasonably satisfactory to the Agent and the Required Lenders.

(b)                                 Approval.  Such Acquisition is a Permitted Acquisition.

2.4                                 Conditions to CapEx Loan Borrowings.  The obligation of each Lender to make a CapEx Loan is subject to the satisfaction of each of the following conditions precedent:

(a)                                  General.  The Capital Expenditure for which the proceeds of such CapEx Loan will be used shall be made to expand the current operations of the Borrower and its Subsidiaries in compliance with the provisions of Section 5.12; provided, that proceeds of CapEx Loans shall not be used to purchase Accounts or Inventory.  The Borrower may request and, subject to compliance with the provisions of this Section 2.4 and of Section 2.2, the Lenders shall make, CapEx Loans in advance of the Borrower making the applicable Capital Expenditure for which the proceeds of such CapEx Loan shall be used.

(b)                                 Evidence of Perfected First Priority Security Interest.  Prior to or simultaneously with the making of any Capital Expenditure and the funding of such CapEx Loan, the Agent shall have been granted, for the benefit of Agent and the Lenders, a first priority Lien on and security interest in any Property acquired in connection therewith, subject only to Permitted Liens, and shall have received, without limitation, (i) the items described in subsection 2.1(d)(ii) and Section 4.12, and (ii) duly executed uniform commercial code financing statements or amendments to existing financing statements with respect to any such Property, in form and substance reasonably satisfactory to the Agent and which, upon filing, shall perfect the security interest of the Agent, for the benefit of Agent and the Lenders, in such Property to the extent such security interest can be perfected by filing such financing statements.  In the event real

Property is being acquired in connection with the making of such Capital Expenditure, prior to or simultaneously with the funding of such Loan, the Agent shall have received (x) to the extent not encumbered with a Lien permitted under subsection 5.1(h), a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective Property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, (y) to the extent not encumbered with a Lien permitted under subsection 5.1(h), then current A.L.T.A. surveys, certified to the Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent and the Required Lenders, in form and substance reasonably satisfactory to the Agent and the Required Lenders; provided, however, that with respect to any such acquisition of real Property located in Mercer County, Pennsylvania occurring on or prior to October 7, 2005, the foregoing deliveries shall be made no later than ten (10) Business Days following the date(s) of acquisition of such real Property.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:

3.1                                 Corporate Existence and Power.  The Borrower and each of its Subsidiaries:

(a)                                  is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

(b)                                 has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

(c)                                  is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)                                 is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2                                 Corporate Authorization; No Contravention.

(a)                                  The execution, delivery and performance by the Borrower of this Agreement, and the Borrower and its Subsidiaries of any other Loan Document and Related Agreement to which any of such Persons is party, have been duly authorized by all necessary action, and do not and will not:

(i)                                     contravene the terms of any of such Person’s Organization Documents;

(ii)                                  conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii)                               violate any material Requirement of Law in any material respect.

(b)                                 Schedule 3.2 sets forth the authorized equity securities of the Borrower and each of its Subsidiaries.  All issued and outstanding equity securities of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the equity securities of the Borrower’s Subsidiaries, those in favor of the Agent, for the benefit of the Agent and Lenders, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  All of the issued and outstanding equity securities of Woodcraft are owned by the Borrower.  All of the issued and outstanding equity securities of Primewood, Brentwood and Grand Valley Acquisition Sub are owned by Woodcraft.  All of the issued and outstanding equity securities of Borrower are owned by the Persons and in the amounts set forth on Schedule 3.2.  Except as set forth on Schedule 3.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of capital stock or other securities of any such entity.

3.3                                 Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of this Agreement, any other Loan Document or any Related Agreement except (a) for recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents, (b) those obtained or made on or prior to the Restatement Effective Date and (c) in the case of any Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4                                 Binding Effect.  This Agreement and each other Loan Document and Related Agreement to which the Borrower or any of its Subsidiaries is a party constitutes the legal, valid and binding obligations of the Borrower and each such Subsidiary, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5                                 Litigation.  Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, any of its Subsidiaries or any of their respective Property which:

(a)                                  purport to affect or pertain to this Agreement, any other Loan Document or any Related Agreement, or any of the transactions contemplated hereby or thereby; or

(b)                                 if determined adversely to the Borrower or any of its Subsidiaries, could reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $1,500,000.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

3.6                                 No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower or the grant or perfection of the Agent’s Liens on the Collateral or the consummation of the Related Transactions.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Restatement Effective Date, create an Event of Default under subsection 7.1(e).

3.7                                 ERISA Compliance.

(a)                                  Schedule 3.7 lists all Qualified Plans and Multiemployer Plans.  The Borrower and each of its Subsidiaries is in compliance in all material respects with all requirements of each Plan, and each Plan complies in all material respects, and is operated in compliance in all material respects, with all applicable provisions of law.  The Borrower is not aware, after due inquiry, of any item of non-compliance which could reasonably be expected to result in the loss of Plan qualification or tax-exempt status, or give rise to a material excise tax or other penalty imposed by a Governmental Authority.  No material proceeding, claim, lawsuit and/or investigation is pending concerning any Plan.  All required contributions have been and will be made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to the Borrower or any ERISA Affiliate, there are, have been and will be no material Unfunded Pension Liabilities or Withdrawal Liabilities.

(b)                                 No ERISA Event has occurred or is expected to occur with respect to any Qualified Plan, Multiemployer Plan or Plan.

(c)                                  Members of the Controlled Group currently comply and have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

3.8                                 Use of Proceeds; Margin Regulations.  The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8.  Neither the Borrower nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

3.9                                 Title to Property.  The Borrower and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for Permitted Liens.  None of the Property of the Borrower or any of its Subsidiaries is subject to any Liens, other than Permitted Liens.

3.10                           Taxes.  The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Property, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP and no notice of Lien has been filed or recorded. There is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, either individually or in the aggregate, have a Material Adverse Effect.

3.11                           Financial Condition.

(a)                                  Each of (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for its 2004 fiscal year, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2005 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the six (6) months then ended:

(x)                                   were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)                                 present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)                                 Since December 31, 2004, there has been no Material Adverse Effect.

(c)                                  Borrower and its Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

3.12                           Environmental Matters.

(a)                                  The ongoing operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except those for which non-compliance which would not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(b)                                 The Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective Ordinary Course of Business, all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain, to maintain in good standing, or to be in compliance with such Environmental Permits would not reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(c)                                  None of the Borrower, any of its Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

(d)                                 There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Restatement Effective Date, of the Borrower or any of its Subsidiaries that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  In addition, neither the Borrower nor any of its Subsidiaries has any underground storage tanks (i) that are not properly registered or permitted under applicable Environmental Laws, or (ii) that are leaking or disposing of Hazardous Materials.

3.13                           Loan Documents.  All representations and warranties of the Borrower, its Subsidiaries and any other party to any Loan Document (other than the Agent and/or any Lender) contained in the Loan Documents are true and correct in all material respects.

3.14                           Regulated Entities.  None of the Borrower, any Person controlling the Borrower, or any Subsidiary of the Borrower, is (a) an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

3.15                           Solvency.  The Borrower and each of its Subsidiaries, individually, is, and the Borrower and each of its Subsidiaries, on a consolidated basis, are, Solvent.

3.16                           Labor Relations.  There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries, or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.17                           Copyrights, Patents, Trademarks and Licenses, etc.  Schedule 3.17 identifies all United States and foreign patents, trademarks, material service marks, material trade names and registered copyrights, and all registrations and applications for registration thereof and all licenses thereof, owned or held by the Borrower and its Subsidiaries on the Restatement Effective Date after giving effect to the Related Transactions, and identifies the jurisdictions in which such registrations and applications have been filed.  Except as otherwise disclosed in Schedule 3.17, as of the Restatement Effective Date, the Borrower and its Subsidiaries are the sole beneficial owners of, or have the right to use, free from any restrictions, claims, rights encumbrances or burdens, all intellectual property, including the intellectual property identified on Schedule 3.17, and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of the Borrower’s and its Subsidiaries’ businesses as being operated on the Restatement Effective Date after giving effect to the Related Transactions.  Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 3.17 is in full force and effect except to the extent the failure to be in effect will not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Schedule 3.17, to the best knowledge of the Borrower, as of the Restatement Effective Date (a) none of the present or contemplated products or operations of the Borrower or its Subsidiaries infringes any patent, trademark, service mark, trade name, copyright, license of intellectual property or other right owned by any other Person, and (b) there is no pending or threatened claim or litigation against or affecting the Borrower or any of its Subsidiaries contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation except for claims and/or litigation which would not reasonably be expected to have a Material Adverse Effect.  None of the trademark registrations set forth on Schedule 3.17 is an “intent-to-use” registration.

3.18                           Subsidiaries.  The Borrower has no Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.2.

3.19                           Brokers’ Fees; Transaction Fees.  Neither the Borrower nor any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.20                           Insurance.  The Borrower and each of its Subsidiaries and its Property are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Property in localities where the Borrower or its Subsidiaries operate.  A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Agent.

3.21                           Full Disclosure.  None of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of the Borrower to the Lenders prior to the Restatement Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.22                           Representations and Warranties Incorporated from Related Agreements.  Each of the representations and warranties made in each of the Related Agreements by the Borrower and its Subsidiaries and, to the knowledge of the Borrower, by each of the other parties thereto was true and correct in all material respects as of the date such representations and warranties were made, except to the extent that such representations or warranties relate to a specific date, in which case such representations and warranties were true as of such earlier date, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

3.23                           Activities of Borrower.  The Borrower was formed for the sole purpose of acquiring and holding all of the outstanding equity securities of Woodcraft and, except for the foregoing, the Borrower has conducted no business activities, entered into no transactions, incurred no liability and taken no actions, directly or indirectly, that would have violated Section 5.12 of this Agreement.

3.24                           High Yield Unsecured Documents.  The Obligations are permitted and constitute “Senior Indebtedness” under the terms of the High Yield Unsecured Documents.  The execution, delivery and performance by the Borrower of this Agreement, and by the Borrower and its Subsidiaries of any other Loan Document and Related Agreement to which such Person is party, do not and will not conflict with or result in any material breach or contravention of, or result in the creation of any Lien or default or event of default under, any of the High Yield Unsecured Documents.  None of the High Yield Unsecured Documents prohibits or otherwise restricts in any manner the making of any payments hereunder by the Borrower or any of its Subsidiaries.  The High Yield Unsecured Offering was made in compliance with all Requirements of Law, including, without limitation, the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended.

3.25                           Foreign Assets Control Regulations and Anti-Money Laundering.

(a)                                  OFAC.  Neither Borrower nor any Subsidiary of Borrower (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b)                                 Patriot Act.  Borrower and each of its Subsidiaries are in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV - AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

4.1                                 Financial Statements.  The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that quarterly financial statements shall not be required to have footnote disclosure and shall be subject to normal year-end adjustments).  The Borrower shall deliver to the Agent and each Lender in form and detail reasonably satisfactory to the Agent and the Required Lenders:

(a)                                  as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to the Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;

(b)                                 as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of each year, a copy of the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such quarter and for the portion of the fiscal year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure.

4.2                                 Certificates; Borrowing Base Certificates; Other Information.  The Borrower shall furnish to the Agent and each Lender:

(a)                                  concurrently with the delivery of the annual financial statements referred to in subsection 4.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)                                 concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer of the Borrower;

(c)                                  promptly after the same are sent, copies of all financial statements and material reports which the Borrower sends to its shareholders or other equity holders, as applicable, generally; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d)                                 as soon as available and in any event within ten (10) Business Days after the end of each calendar month, as otherwise required under Section 5.2 and at such other times as the Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the “Borrowing Base” of the Borrower as at the end of the most-recently ended fiscal month or as at such other date as the Agent may reasonably require;

(e)                                  (i) together with each delivery of financial statements pursuant to subsection 4.1(a) and subsection 4.1(b), (A) a management report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Borrower and its Subsidiaries for the quarter and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), it being understood that such report may be in the form of a “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, as required to be delivered pursuant to the High Yield Unsecured Indenture, and (B) until the later of (1) the date upon which each of the expansion projects described on Schedule 4.2(e) shall have been completed and (2) June 30, 2007, an expansion Capital Expenditure report, which report shall be in a form substantially similar to that attached hereto as Schedule 4.2(e), and management discussion of the Capital Expenditures described in such report, in each case, in reasonable detail and signed by the chief financial officer of the Borrower, describing the expansion Capital Expenditures made by the Borrower and its Subsidiaries for the quarter and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) together with each delivery of financial statements pursuant to subsection 4.1(b), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 4.2(g) and discussing the reasons for any significant variations;

(f)                                    upon the request of the Agent, at any time if an Event of Default shall have occurred and be continuing but otherwise not more often than once a year, the Borrower will, at the Borrower’s expense, obtain and deliver to the Agent a report of an independent collateral auditor satisfactory to the Agent with respect to the Accounts and Inventory, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects;

(g)                                 concurrently with delivery thereof to the Trustee, copies of any and all notices, certificates, statements, reports and other deliveries required to be made pursuant to Section 4.02 of the High Yield Unsecured Indenture, including, without limitation, all reports required to be filed pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, and Section 4.14 of the High Yield Unsecured Indenture, including, without limitation, all compliance certificates required to be delivered pursuant thereto;

(h)                                 as soon as available and in any event no later than thirty (30) days after the last day of each fiscal year of the Borrower, (i) projections of the Borrower’s and its Subsidiaries’ consolidated and consolidating financial performance for the forthcoming fiscal year on a quarterly basis, which projections shall include balance sheets and statements of income, shareholders’ equity and cash flows, and (ii) projections of the costs and expenses to be incurred by the Borrower and its Subsidiaries in connection with Capital Expenditures in the forthcoming fiscal year on a quarterly basis;

(i)                                     Intentionally Omitted;

(j)                                     promptly upon receipt thereof, copies of any material reports submitted by the Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Borrower made by such accountants, including any comment letters submitted by such accountants to management of the Borrower in connection with their services;

(k)                                  (i) once during the Term of this Agreement at the discretion of Agent at any time no Default or Event of Default shall have occurred and be continuing, (ii) from time to time, if the Agent reasonably determines that obtaining appraisals is necessary in order for the Agent or any Lender to comply with applicable laws or regulations, and (iii) from time to time, and at any time if a Default or an Event of Default shall have occurred and be continuing, the Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value of all or any portion of the real or personal property of the Borrower and any of its Subsidiaries; and

(l)                                     promptly, such additional business, financial, corporate affairs, perfection certificates and other information as the Agent may from time to time reasonably request.

4.3                                 Notices.  The Borrower shall notify promptly the Agent and each Lender of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

(a)                                  the occurrence or existence of any Default or Event of Default, or any event or circumstance that would reasonably be expected to result in a Default or Event of Default;

(b)                                 any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, the Borrower or any such Subsidiary has taken, is taking or proposes to take in respect thereof;

(c)                                  any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)                                 the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which: (i) the amount of damages claimed is $1,500,000 (or its equivalent in any other currency or currencies) or more, (ii) injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) the relief sought is an injunction or other stay of the performance of this Agreement, any Loan Document or any Related Agreement;

(e)                                  any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower, any of its Subsidiaries or any of its Property pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining the Property of the Borrower or any of its Subsidiaries that could reasonably be anticipated to cause the Borrower’s or any such Subsidiary’s Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws;

(f)                                    any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any member of its Controlled Group with respect to such event:

(i)                                     an ERISA Event;

(ii)                                  the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;

(iii)                               the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

(iv)                              the commencement of contributions by any member of the Controlled Group to any Multiemployer Plan or any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(g)                                 any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower and its Subsidiaries delivered to the Agent and Lenders pursuant to this Agreement;

(h)                                 any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

(i)                                     any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Subsidiaries if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)                                     the creation, establishment or acquisition of any Subsidiary or the issuance by the Borrower of any capital stock, warrant or similar agreement in respect thereof;

(k)                                  the occurrence of a default, an event of default or a “Change of Control” under any of the High Yield Unsecured Documents; and

(l)                                     promptly from time to time, copies of any notices or other deliveries from time to time made or received by the Borrower or any of its Subsidiaries under or pursuant to the Related Agreements, including, without limitation, any working capital or other purchase price adjustments, and any indemnification claims and disbursements of escrowed funds under any Related Agreement;

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Borrower, setting forth reasonable details of the occurrence referred to therein, and stating what action the Borrower proposes to take with respect thereto and at what time.  Each notice under subsection 4.3(a) shall describe with reasonable particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4                                 Preservation of Corporate Existence, Etc.  The Borrower shall, and shall cause each of its Subsidiaries to:

(a)                                  preserve and maintain in full force and effect its organizational existence and good standing under the laws of its state or jurisdiction of incorporation, organization or formation, as applicable, except in connection with any transaction permitted by Section 5.3;

(b)                                 preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)                                  use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it, except where failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)                                 preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5                                 Maintenance of Property.  The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all of their respective Property which are used or useful in their respective businesses in good working order and condition, ordinary wear and tear and casualty excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6                                 Insurance.  The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to their respective Property and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability and property and casualty insurance, which amounts shall not be reduced by the Borrower or any of its Subsidiaries in the absence of thirty (30) days’ prior notice to the Agent and business interruption insurance in an amount not less than projected EBITDA (EBITDA is computed in the manner set forth in Exhibit 4.2(b)) for a period of not less than six (6) months and, in any event, in an amount not less than $16,500,000.  All property damage and casualty insurance shall name the Agent as loss payee/mortgagee, all liability insurance shall name the Agent and the Lenders as additional insureds and all business interruption insurance shall name the Agent as assignee.  Upon request of the Agent or any Lender, the Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year), a certificate of a Responsible Officer of the Borrower (and, if requested by the Agent, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section 4.6.  Unless the Borrower provides the Agent with evidence of the insurance coverage required by this Agreement, the Agent may purchase insurance at the Borrower’s expense to protect the Agent’s and Lenders’ interests in the Borrower’s and its Subsidiaries’ Property; provided, that the Agent shall provide notice to the Borrower of its intentions to purchase such insurance so long as no Default or Event of Default has occurred and is continuing.  This insurance may, but need not, protect Borrower’s and its Subsidiaries’ interests.  The coverage that the Agent purchases may not pay any claim that the Borrower or any of its Subsidiaries makes or any claim that is made against the Borrower or any of its Subsidiaries in connection with said Property.  The Borrower may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that the Borrower has obtained insurance as required by this Agreement.  If the Agent purchases insurance, the Borrower will be responsible for the costs thereof, including interest and any other charges the Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of such insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.  Notwithstanding anything herein to the contrary, if the Agent shall directly receive any proceeds of any business interruption insurance policy by reason of this Agreement, then, so long as no Default or Event of Default has occurred and is continuing on the date such proceeds are received by the Agent, or would result therefrom, the Agent shall disburse such proceeds promptly to the Borrower; provided, that any such disbursement of such proceeds to the Borrower shall not be deemed, or operate as, a waiver or alteration of or modification to any of the obligations or covenants of the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document and such proceeds received by the Borrower shall be used only for purposes otherwise permitted hereunder.

4.7                                 Payment of Obligations.  The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all of their respective obligations and liabilities, including, without limitation:

(a)                                  all tax liabilities, assessments and governmental charges or levies upon them or their property or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiaries;

(b)                                 all lawful claims which, if unpaid, would by law become a Lien upon their Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by the Borrower;

(c)                                  all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein or in any instrument or agreement evidencing such Indebtedness; and

(d)                                 the performance of all obligations under any Contractual Obligation to which the Borrower or any of its Subsidiaries is bound, or to which it or any of its Property is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.8                                 Compliance with Laws.  The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including, without limitation, all Environmental Laws), except (a)(i) such as may be contested in good faith by appropriate proceedings diligently prosecuted without risk of loss of any Collateral, (ii) as to which a bona fide dispute exists, and (iii) for which appropriate reserves have been established on the

Borrower’s financial statements, or (b) where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9                                 Inspection of Property and Books and Records.  The Borrower shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries.  The Borrower shall permit, and shall cause each of its Subsidiaries to permit: (i) representatives and independent contractors of the Agent to visit and inspect any of their respective Property, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants; provided, that (a) if no Event of Default exists, any such visits and inspections may only occur during normal business hours and upon reasonable advance notice and the number of such visits and inspections combined shall not exceed more than one (1) time per year, and (b) if any Event of Default exists, any such visits and inspections may occur at any time during normal business hours and without advance notice; and (ii) representatives and independent contractors of any Lender to do any of the foregoing during the existence of any Event of Default and, in any such case described in this clause (ii), any such visits and inspections may occur at any time during normal business hours and without advance notice.  All actions permitted to be taken by the Agent and any Lender under this Section 4.9 shall be at the sole cost and expense of the Borrower.

4.10                           Use of Proceeds.  The Borrower shall use the proceeds of the Loans solely as follows: (a) to pay costs and expenses required to be paid pursuant to Section 2.1, (b) to finance the payment of the cash purchase price of Permitted Acquisitions, (c) for working capital and other general corporate purposes of its Subsidiaries not in contravention of any Requirement of Law and not in violation of this Agreement and (d) with respect to CapEx Loans, only for the payment of expansion Capital Expenditures.  For clarification, all proceeds of the Loans shall be utilized by the Subsidiaries of Borrower for the purposes described above and, except with respect to (a) and (b) above, not by Borrower itself.

4.11                           Solvency.  Borrower and each of its Subsidiaries, individually, and Borrower and each of its Subsidiaries, on a consolidated basis, shall at all times be Solvent.

4.12                           Further Assurances.

(a)                                  The Borrower shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)                                 Promptly upon request by the Agent, the Borrower shall (and shall cause each of its Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the Property, rights or interests covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document or under any other document executed in connection therewith.  Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Borrower shall cause each of its Subsidiaries to guaranty the Obligations and to cause each such Subsidiary to grant to the Agent, for the benefit of the Agent and Lenders, a security interest in all of such Subsidiary’s Property to secure such guaranty.  Furthermore and except as otherwise approved in writing by Required Lenders, the Borrower shall, and shall cause each of its Subsidiaries to, pledge all of the stock or other equity interests of each of their respective Subsidiaries to the Agent, for the benefit of the Agent and Lenders, to secure the Obligations.  In connection with each pledge of stock or other equity interests, the Borrower shall deliver, or cause to be delivered, to the Agent, the items described in subsection 2.1(d)(iii), if applicable.  In the event the Borrower or any of its Subsidiaries acquires any real Property, simultaneously with such acquisition, the Borrower or such Subsidiary shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective Property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, (y) with respect to real Property owned in fee only, then current A.L.T.A. surveys, certified to the Agent and the Lenders by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent, in form and substance satisfactory to the Agent.

(c)                                  The Borrower shall, and shall cause each of its Subsidiaries to, in accordance with the terms of the applicable Collateral Documents, cause each financial institution (other than U.S. Bank in respect of the Restricted Accounts) at which the Borrower or any such Subsidiary maintains any lockbox, deposit account, securities account or other similar account to deliver to the Agent a control agreement, in form and substance satisfactory to the Agent.  The foregoing and anything contained in any Collateral Document to the contrary notwithstanding, the Borrower shall not be required to deliver any such control agreement in respect of any Restricted Account (to the extent the Borrower otherwise is in compliance with the other terms of this paragraph); provided, that, the Borrower shall not, and shall not cause or permit any of its Subsidiaries to, deposit or maintain funds in excess of (i) $70,000 in the Restricted Credit Card Account at any time or (ii) $150,000 in the aggregate in all Restricted Accounts (other than the Restricted Credit Card Account and the Restricted Payroll Account) at any time; provided, further, that, the Borrower shall not, and shall not cause or permit any of its Subsidiaries to, deposit or maintain funds in the Restricted Payroll Account other than funds deposited therein in the Ordinary Course of Business for purposes of funding current payroll liabilities.

4.13                           Appraisals.  In addition to any appraisals undertaken by or at the request of Agent pursuant to Section 4.2(k) or Section 5.2, for purposes of calculating the “Borrowing Base”

pursuant to and in accordance with the terms of the Borrowing Base Certificate, and for Borrower and its Subsidiaries to be permitted to include machinery, equipment and owned real Property in the Borrowing Base Certificate at any time after the Restatement Effective Date, if requested by the Agent at any time within thirty (30) days after the Restatement Effective Date, the Agent shall be entitled to receive, at the Borrower’s expense, appraisals in form and substance and from appraisers reasonably satisfactory to the Agent setting forth the orderly liquidation value of the machinery and equipment of Borrower or any of its Subsidiaries and the fair market value of all or any portion of such real Property of Borrower or any of its Subsidiaries, in each case appraised at the time of such appraisals.  After receipt of such appraisals, appraisals in respect of such Property may be undertaken or required by Agent pursuant to Section 4.2(k) and/or Section 5.2, the results of which shall result in changes in the “Borrowing Base” based upon changes in the components thereof relating to such Property as necessary and required.  Further, if a Subsidiary of the Borrower exercises reinvestment rights under Section 1.8(c) and the Property in which such Subsidiary reinvests constitutes equipment, machinery and/or real Property that the Borrower desires to include in the “Borrowing Base” under the Borrowing Base Certificate, then Agent may require, as a condition thereto, appraisals of such Property that otherwise comply with the requirements of Section 4.2(k).  The “Borrowing Base” shall be calculated in accordance with the terms of the Borrowing Base Certificate.

ARTICLE V - NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

5.1                                 Limitation on Liens.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than, with respect to its Subsidiaries, the following, provided the same is permitted and solely to the extent permitted, under the High Yield Unsecured Documents (“Permitted Liens”):

(a)                                  any Lien existing on the Property of the Borrower’s Subsidiaries on the Restatement Effective Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c);

(b)                                 any Lien created under any Loan Document;

(c)                                  Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty or (ii) the non-payment of which is permitted by Section 4.7; provided, that in respect of this clause (ii), all such Liens secure claims in the aggregate at any time outstanding for the Borrower’s Subsidiaries not exceeding $500,000;

(d)                                 carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)                                  Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)                                    Liens consisting of judgment or judicial attachment liens, provided, that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Borrower’s Subsidiaries not exceeding $500,000;

(g)                                 easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances existing on the Restatement Effective Date or incurred in the Ordinary Course of Business which, in each case, either individually or, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

(h)                                 Liens on any Property acquired or held by the Borrower’s Subsidiaries securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided, that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i)                                     Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j)                                     any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease permitted by this Agreement; and

(k)                                  Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement.

5.2                                 Disposition of Assets.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except, with respect to the Borrower’s Subsidiaries and in each instance, provided the same is permitted, and solely to the extent permitted, under the High Yield Unsecured Documents:

(a)                                  dispositions of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business; and

(b)                                 dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by the Borrower’s Subsidiaries, together, shall not exceed in any fiscal year $2,000,000, (iv) if the aggregate Net Proceeds received by the Borrower and its Subsidiaries for all dispositions and Events of Loss occurring during the current fiscal year exceeds $1,000,000, and such dispositions and Events of Loss involved machinery, equipment and/or real Property that previously was included in the “Borrowing Base” under the Borrowing Base Certificate then in effect, the Borrower shall have delivered to the Agent a replacement Borrowing Base Certificate setting forth the calculation of the “Borrowing Base” after giving effect to such dispositions and/or Events of Loss and, if requested by the Agent, appraisals of the remaining equipment, machinery and/or real Property to be included in such “Borrowing Base”, and (v) after giving effect to such disposition, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered.

5.3                                 Consolidations and Mergers.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days’ prior written notice to the Agent, any Subsidiary of the Borrower may merge with, or dissolve or liquidate into a Wholly-Owned Subsidiary of the Borrower; provided, that such Wholly-Owned Subsidiary shall be the continuing or surviving entity.

5.4                                 Loans and Investments.  The Borrower shall not and shall not suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for, in each instance, provided the same is permitted, and solely to the extent permitted, under the High Yield Unsecured Documents:

(a)                                  Investments in cash and Cash Equivalents;

(b)                                 extensions of credit by the Borrower to any of its Wholly-Owned Subsidiaries; provided, that the obligations of each obligor shall be evidenced by notes, which notes shall be pledged to the Agent, for the benefit of the Agent and Lenders, and have such other terms as the Agent may reasonably require;

(c)                                  loans and advances by the Borrower’s Subsidiaries to employees in the Ordinary Course of Business not to exceed $250,000 in the aggregate at any time outstanding; and

(d)                                 Permitted Acquisitions.

5.5                                 Limitation on Indebtedness.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except, in each instance, provided the same is permitted, and solely to the extent permitted, under the High Yield Unsecured Documents:

(a)                                  Indebtedness incurred pursuant to this Agreement;

(b)                                 Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.9;

(c)                                  Indebtedness of the Borrower’s Subsidiaries existing on the Restatement Effective Date and set forth in Schedule 5.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;

(d)                                 Indebtedness of the Borrower’s Subsidiaries not to exceed $10,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h);

(e)                                  High Yield Unsecured Indebtedness not to exceed $120,000,000 in the aggregate principal amount at any time outstanding (reduced from time to time by principal payments made thereon, the making of which remain subject to the provisions of this Agreement) evidenced by the High Yield Unsecured Notes and Contingent Obligations of the Borrower’s Subsidiaries resulting from unsecured guarantees thereof;

(f)                                    unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

(g)                                 other unsecured Indebtedness of the Borrower’s Subsidiaries not exceeding in the aggregate at any time outstanding $800,000, reduced by the aggregate amount of Contingent Obligations outstanding that are permitted pursuant to Section 5.9(i);

(h)                                 unsecured contingent Indebtedness of Grand Valley Acquisition Sub constituting the Grand Valley Earn-Out Obligation incurred in connection with the Grand Valley Asset Acquisition in an aggregate maximum potential amount not to exceed $1,000,000; and

(i)                                     unsecured contingent Indebtedness of Woodcraft constituting the Dimension Earn-Out Obligation incurred in connection with the Dimension Acquisition in an aggregate maximum potential amount not to exceed $7,000,000 plus accrued interest on the Dimension

Earn-Out Obligation at the rate specified in the Dimension Purchase Agreement as in effect on the Second Amendment Closing Date.

5.6                                 Transactions with Affiliates.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary, except:

(a)                                  as expressly permitted by this Agreement; or

(b)                                 in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary; provided, that in the case of this clause (b), upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to the Agent.

5.7                                 Management Fees and Compensation.  The Borrower shall not, and shall not permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of the Borrower or to any officer, director or employee of the Borrower or any of its Subsidiaries or Affiliates except:

(a)                                  payment of reasonable compensation to officers and employees for actual services rendered to the Borrower and its Subsidiaries in the Ordinary Course of Business;

(b)                                 payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $100,000 in any fiscal year of the Borrower;

(c)                                  Intentionally Omitted;

(d)                                 payment of a one-time closing fee in January 2006 to Behrman Brothers Management Corp. in connection with the Dimension Acquisition in an amount not to exceed $100,000; and

(e)                                  payment of transaction or similar fees to Behrman Brothers Management Corp. from time to time in connection with (i) equity offerings or raises by the Borrower, (ii) the sale, merger or other business combination involving the business, securities or assets of the Borrower, (iii) the acquisition by the Borrower of any portion of the business, securities or assets of another entity constituting a Permitted Acquisition and (iv) any extraordinary distribution of assets or dividends in connection with a recapitalization of the Borrower (each such transaction described in the foregoing clauses (i), (ii), (iii) and (iv), a “Transaction”), in each case provided that (x) such fee does not exceed two percent (2%) of aggregate transaction value and is paid from the proceeds of such Transaction, (y) no Event of Default would arise as a result of the consummation of the applicable Transaction and (z) such Transaction was not consummated for purposes of Section 6.6 (it being agreed and understood that nothing contained in this paragraph (e) shall be deemed to constitute (I) a waiver of, or otherwise affect or impair any obligation of the Borrower or its Subsidiaries to comply with, any provision contained herein or in any other Loan Document prohibiting or otherwise not permitting the consummation of any such

Transaction, or (II) express or implied consent or approval by the Agent or any Lender to the consummation of any such Transaction);

provided, however, that no such fees or other payments described in the foregoing clauses (c), (d) or (e) shall be paid during any period while any Event of Default has occurred and is continuing or would arise as a result of such payment.

5.8                                 Use of Proceeds.  The Borrower shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9                                 Contingent Obligations.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)                                  endorsements of the Borrower’s Subsidiaries for collection or deposit in the Ordinary Course of Business;

(b)                                 Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation with the Agent’s prior written consent;

(c)                                  unsecured Contingent Obligations of the Borrower and its Subsidiaries existing as of the Restatement Effective Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

(d)                                 Contingent Obligations incurred in the Ordinary Course of Business of the Borrower’s Subsidiaries with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e)                                  Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent title insurance policies;

(f)                                    Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Permitted Acquisitions and (ii) purchasers in connection with dispositions permitted under subsection 5.2(b);

(g)                                 Contingent Obligations arising under Lender Letters of Credit and other letters of credit which are the subject of a Letter of Credit Participation Agreement;

(h)                                 Contingent Obligations arising under permitted guarantees of the Subordinated Indebtedness evidenced by the High Yield Unsecured Notes; and

(i)                                     other Contingent Obligations not exceeding $800,000 at any time outstanding reduced by the aggregate amount of Indebtedness outstanding that is permitted pursuant to Section 5.5(g).

5.10                           Compliance with ERISA.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to:

(a)                                  terminate any Plan subject to Title IV of ERISA so as to result in any material liability to the Borrower;

(b)                                 permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;

(c)                                  make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower or any of its Subsidiaries;

(d)                                 enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or

(e)                                  permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

5.11                           Restricted Payments.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other equity securities, (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, payment in trust, sinking fund or similar payment with respect to, Subordinated Indebtedness, or any payment on account of the Grand Valley Earn-Out Obligation or the Dimension Earn-Out Obligation, (iv) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, payment in trust, sinking fund or similar payment with respect to, the High Yield Unsecured Indebtedness, or (v) make any direct or indirect payment in respect of any consulting, management, non-competition or similar agreement, arrangement or fee (the items described in clauses (i), (ii), (iii), (iv) and (v) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to any Wholly-Owned Subsidiary of the Borrower and except as follows, in each instance provided the same is permitted, and solely to the extent permitted, under the High Yield Unsecured Documents:

(a)                                  the Borrower may declare and make dividend payments or other distributions payable solely in its Permitted Securities;

(b)                                 the Borrower’s Subsidiaries may make distributions to Borrower in amounts necessary to enable Borrower to redeem from management stockholders shares of the Borrower’s common stock or warrants or options to acquire any such shares, and the Borrower promptly shall so redeem such shares, warrants or options with the proceeds thereof; provided, that any such redemptions are made promptly by the Borrower after its receipt of such proceeds; and provided, further, that all of the following conditions are satisfied:

(i)                                     no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii)                                  after giving effect to such Restricted Payment, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent month for which financial statements have been delivered;

(iii)                               the aggregate amount of such Restricted Payments permitted (x) in any fiscal year of the Borrower shall not exceed $350,000 and (y) during the term of this Agreement shall not exceed $2,000,000; and

(iv)                              after giving effect to such Restricted Payment, the Maximum Revolving Loan Balance shall exceed the aggregate outstanding principal balance of Revolving Loans by not less than $2,000,000;

(c)                                  Intentionally Omitted;

(d)                                 Intentionally Omitted;

(e)                                  in the event the Borrower files a consolidated income tax return with its Subsidiaries, the Borrower’s Subsidiaries may make distributions to Borrower to permit Borrower to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the Ordinary Course of Business; provided, that the amount of such distribution shall not be greater, nor the receipt by the Borrower of tax benefits less, than they would have been had the Borrower not filed a consolidated return with its Subsidiaries;

(f)                                    the Borrower’s Subsidiaries may make distributions to Borrower in amounts necessary to enable Borrower to pay, as and when due and payable, and the Borrower may pay with the proceeds thereof, provided, that any such payments are made promptly by the Borrower after its receipt of such proceeds, (i) regularly scheduled semi-annual payments of interest on the High Yield Unsecured Indebtedness at a rate not to exceed ten percent (10%) per annum in accordance with the terms set forth in the High Yield Unsecured Documents, (ii) regularly scheduled payments of interest and principal on any Subordinated Indebtedness to the extent permitted under the subordination terms with respect thereto and (iii) any other payments that are required under this Agreement and any of the other Loan Documents;

(g)                                 the Borrower’s Subsidiaries may make distributions to Borrower in amounts necessary to enable Borrower to make cash dividends or distributions to its holders of capital stock so long as the aggregate amount of such Restricted Payments and all other Restricted Payments made under this Section 5.11(g) since the Original Closing Date does not exceed the sum of (without duplication):

(i)                                     fifty-percent (50%) of the “Consolidated Net Income” (as defined in the High Yield Unsecured Indenture) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Original Closing Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which quarterly financial statements are available and have been delivered to the Agent and the Lenders in accordance with the terms hereof (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(ii)                                  one hundred percent (100%) of the aggregate Net Proceeds received by the Borrower from the issuance or sale of its Permitted Securities subsequent to the Original Closing Date (other than an issuance or sale to a Subsidiary of the Borrower and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) and one hundred percent (100%) of any cash capital contribution received by the Borrower from its shareholders subsequent to the Original Closing Date (other than for purposes of Section 6.6); plus

(iii)                               the amount by which Indebtedness of the Borrower is reduced on the Borrower’s balance sheet upon the conversion or exchange subsequent to the Original Closing Date of any Indebtedness of the Borrower convertible or exchangeable for Permitted Securities (less the amount of any cash, or the fair value of any other property, distributed by the Borrower upon such conversion or exchange) to the extent the same shall have been permitted under this Agreement; provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Borrower or any of its Subsidiaries from the sale of such Indebtedness (excluding Net Proceeds from sales to a Subsidiary of the Borrower or to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees); plus

(iv)                              an amount equal to the net reduction in the Investments made by the Borrower or any Subsidiary in any Person (other than the Borrower or any of its Subsidiaries) resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Borrower or any of its Subsidiaries and to the extent the same shall have been permitted under this Agreement; and

provided, that all of the following conditions are satisfied:

(i)                                     no Default or Event of Default shall have occurred and be continuing or would arise as a result of such Restricted Payment;

(ii)                                  after giving effect to such Restricted Payment, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered;

(iii)                               after giving effect to such Restricted Payment, the Leverage Ratio, recalculated for the twelve (12) month period ending on the last day of the most recently ended quarter for which the Agent and the Lenders shall have received financial statements in accordance with the terms of this Agreement, shall be less than 4.00 to 1.00; and

(iv)                              after giving effect to such Restricted Payment, the Maximum Revolving Loan Balance shall exceed the aggregate outstanding principal balance of Revolving Loans by not less than $5,000,000;

(h)                                 Grand Valley Acquisition Sub may pay, as and when due and payable, a one-time cash payment in an amount required to be paid pursuant to the terms of the Grand Valley Earn-Out Obligation in accordance with the provisions of Section 1.4(b) of the Grand Valley Asset Purchase Agreement as in effect on the First Amendment Closing Date; provided, that all of the following conditions are satisfied:

(i)                                     no Default or Event of Default shall have occurred and be continuing or would arise as a result of such Restricted Payment or any transactions which may occur to enable Grand Valley Acquisition Sub to make such Restricted Payment;

(ii)                                  such Restricted Payment is required to be made under the terms of the Grand Valley Asset Purchase Agreement;

(iii)                               after giving effect to such Restricted Payment, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered;

(iv)                              the aggregate amount of such Restricted Payment shall not exceed $1,000,000 (or, if less, the amount determined in accordance with the terms of the Grand Valley Asset Purchase Agreement as in effect on the First Amendment Closing Date);

(v)                                 after giving effect to such Restricted Payment, the Maximum Revolving Loan Balance shall exceed the aggregate outstanding principal balance of Revolving Loans by not less than $5,000,000;

(vi)                              the “Available Liquidity” (as defined in the High Yield Unsecured Indenture) of the Borrower shall be at least $7,500,000; and

(vii)                           if required pursuant to the terms of the High Yield Subordinated Indenture and/or in the event that the Leverage Ratio of the Borrower and its Subsidiaries after giving effect to such Restricted Payment shall be greater than 4.00:1.00, at least fifty percent (50%) of the amount of such Restricted Payment shall have been financed with “Acceptable Capital Contributions” (as defined in the High Yield Unsecured Indenture), and not more than $500,000 of Revolving

Loans and cash on hand of the Borrower (to the extent not constituting proceeds of such Acceptable Capital Contributions) (or, if less, an amount not to exceed fifty percent (50%) of such Restricted Payment) in the aggregate shall be used to make such Restricted Payment; and

(i)                                     Woodcraft may pay, as and when due and payable, cash payments in amounts required to be paid pursuant to the terms of the Dimension Earn-Out Obligation in accordance with the provisions of Section 1.6(c) of the Dimension Purchase Agreement as in effect on the Second Amendment Closing Date; provided, that all of the following conditions are satisfied:

(i)                                     no Default or Event of Default shall have occurred and be continuing or would arise as a result of such Restricted Payment or any transactions which may occur to enable Woodcraft to make such Restricted Payment;

(ii)                                  such Restricted Payment is required to be made under the terms of the Dimension Purchase Agreement;

(iii)                               after giving effect to such Restricted Payment, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered;

(iv)                              the amount of such Restricted Payment shall not exceed the amount determined in accordance with the terms of the Dimension Purchase Agreement as in effect on the Second Amendment Closing Date;

(v)                                 after giving effect to such Restricted Payment, the Maximum Revolving Loan Balance shall exceed the aggregate outstanding principal balance of Revolving Loans by not less than $5,000,000;

(vi)                              the “Available Liquidity” (as defined in the High Yield Unsecured Indenture) of the Borrower shall be at least $7,500,000; and

(vii)                           if required pursuant to the terms of the High Yield Subordinated Indenture and/or in the event that the Leverage Ratio of the Borrower and its Subsidiaries after giving effect to such Restricted Payment shall be greater than 4.00:1.00, at least fifty percent (50%) of the amount of such Restricted Payment shall have been financed with “Acceptable Capital Contributions” (as defined in the High Yield Unsecured Indenture), and not more than an amount of Revolving Loans and cash on hand of the Borrower (to the extent not constituting proceeds of such Acceptable Capital Contributions) equal to fifty percent (50%) of such Restricted Payment shall be used to make such Restricted Payment.

5.12                           Change in Business.  The Borrower shall not permit any of its Subsidiaries to engage in any material line of business substantially different from those respective lines of business carried on by each of them on the date hereof.  The Borrower shall not (i) engage in any business activity other than (A) its ownership of the equity securities of Woodcraft, (B) activities incidental to maintenance of its corporate existence and (C) performance of its obligations under the Loan Documents, the High Yield Unsecured Documents and the other Related Agreements to which it is a party, (ii) receive or retain any Restricted Payment except to the extent expressly permitted hereunder (provided Borrower uses the proceeds thereof solely for such specified purposes) or (iii) incur, grant or suffer to exist any Liens, Indebtedness or Contingent Obligations other than (x) Liens granted to the Agent, for the benefit of the Agent and the Lenders, or (y) Indebtedness and Contingent Obligations pursuant to the Loan Documents, the High Yield Unsecured Documents and the other Related Agreements to which it is a party.

5.13                           Change in Structure.  Except as expressly permitted under Section 5.3, the Borrower shall not, and shall not permit any of its Subsidiaries to, make any material changes in its equity capital structure (including in the terms of its outstanding capital stock), or amend any of its Organization Documents in any material respect or in any respect adverse to the Agent or Lenders.

5.14                           Accounting Changes.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries.

5.15                           Amendments to Related Agreements.

(a)                                  The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) amend, supplement, waive or otherwise modify any provision of, any Related Agreement in a manner adverse to the Agent or Lenders or which could reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under any Related Agreement that would reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrower shall not, and shall not permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness, if the effect of such amendment would be to: (i) increase the interest rate on such Indebtedness; (ii) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (iii) add or change in a manner adverse to the Borrower any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (iv) change in a manner adverse to the Borrower the prepayment provisions of such Indebtedness; (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, any of its Subsidiaries, the Agent or the Lenders.

(c)                                  The Borrower shall not, and shall not permit any of its Subsidiaries directly or indirectly to, change or amend the terms of the High Yield Unsecured Indebtedness or any of the High Yield Unsecured Documents, if the effect of such change or amendment would be to: (i) increase the interest rate on or principal amount of such Indebtedness; (ii) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (iii) add or change in a manner adverse to the Borrower any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (iv) change in a manner adverse to the Borrower the prepayment or redemption provisions of such Indebtedness; (v) change or amend any other term if such change or amendment would increase the obligations of the obligor or confer additional rights on the holder of such Indebtedness in a manner adverse to the Borrower, any of its Subsidiaries, the Agent or the Lenders; (vi) provide that any such Indebtedness will become secured, or (vii) provide that such Indebtedness will become guaranteed, except by any Subsidiaries that are also providing guarantees of the Obligations hereunder; and provided that the Borrower and any such Subsidiaries have complied with all of the conditions set forth in Section 4.12 hereof on or prior to the provision of such guarantee.

(d)                                 The Borrower shall not, and shall not permit any of its Subsidiaries directly or indirectly to, change, amend, supplement, waive or otherwise modify any provision of any of the Grand Valley Purchase Documents, any other term or provision relating to the Grand Valley Earn-Out Obligation, any of the Dimension Purchase Documents or any other term or provision relating to the Dimension Earn-Out Obligation.

5.16                           No Negative Pledges.

(a)                                  The Borrower shall not, and shall not permit any of its Subsidiaries directly or indirectly to, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s equity securities or to pay fees, including management fees, or make other payments and distributions to the Borrower or any of its Subsidiaries, other than restrictions contained herein or in the High Yield Unsecured Documents with respect to distributions by a Subsidiary of the Borrower which is not a Wholly-Owned Subsidiary of Borrower.  The Borrower shall not, and shall not permit any of its Subsidiaries directly or indirectly to, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(h) and (i); provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens.

(b)                                 The Borrower shall not issue any shares of the Borrower’s equity securities, including, without limitation, Permitted Securities, if such issuance would result in an Event of Default under subsection 7.1(l).

5.17                           Foreign Assets Control Regulations.  Borrower will not, and will not permit any of its Subsidiaries to, (i) use any proceeds from the Loans to knowingly engage in any material dealings or transactions with any blocked persons described in Section 1 of Executive Order 13224 of the September 23, 2001 Blocking Property and Prohibiting Transaction With Persons Who Commit and Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49049 (2001)), or (ii) engage in transactions with any Person or country to the extent restricted by the Trading with the Enemy Act, as amended, or use the proceeds from the Loans to so engage.

5.18                           Integration.  Notwithstanding anything in this Article V to the contrary, no action otherwise permitted under this Article V shall be permitted if such action is prohibited or is otherwise not permitted under any of the High Yield Unsecured Documents and the Agent shall have the right, at any time, to require the Borrower to deliver a certificate executed by a Responsible Officer of Borrower and otherwise in form and substance reasonably satisfactory to Agent which certifies to Agent and Lenders that any such action, at the time such action is to be taken, is permitted under the High Yield Unsecured Documents.  Furthermore, all covenants contained in each of the High Yield Unsecured Documents hereby are incorporated herein, mutatis mutandis, as if such covenants were set forth in this Agreement, and shall be deemed in addition to, and not in substitution of, the covenants contained in the Loan Documents.

5.19                           Certain Leased Locations.  The Borrower shall not permit Inventory, machinery and equipment having a value in excess of $750,000, in the aggregate, at any time to be located at the Borrower’s warehousing facilities maintained at (a) 2815 Clearwater Road, St. Cloud, Minnesota 56301 or (b) 14500 Parallel, Suite T, Basehor, Kansas 66007, unless the Borrower shall have delivered a bailee waiver or warehousing agreement, as the case may be, duly executed by the bailor or warehouser, as the case may be, of each such location, in each case, in form and substance reasonably satisfactory to the Agent.

ARTICLE VI - FINANCIAL COVENANTS

The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.1                                 Reserved.

6.2                                 Leverage Ratio.  The Borrower shall not permit its Leverage Ratio for the twelve (12) month period ending on the last day of any fiscal quarter of the Borrower (commencing with the fiscal quarter of the Borrower ending September 30, 2005) to be greater than 7.00 to 1.00.

“Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.3                                 Fixed Charge Coverage Ratio.  The Borrower shall not permit its Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of any fiscal quarter of the Borrower (commencing with the fiscal quarter of the Borrower ending September 30, 2005) to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Ratio

September 30, 2005	1.05 to 1.00
December 31, 2005	1.05 to 1.00

March 31, 2006	1.05 to 1.00
June 30, 2006	1.05 to 1.00
September 30, 2006	1.05 to 1.00
December 31, 2006	1.05 to 1.00

March 31, 2007 and the last day of each fiscal quarter thereafter	1.10 to 1.00

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.4                                 Reserved.

6.5                                 EBITDA.  The Borrower shall not permit its EBITDA for the twelve (12) month period ending on the last day of any fiscal quarter of the Borrower (commencing with the fiscal quarter of the Borrower ending September 30, 2005) to be less than $21,000,000.

“EBITDA” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.6                                 Equity Contribution.  Anything contained in this Article VI to the contrary notwithstanding, if the Borrower violates any financial covenant contained in Sections 6.2, 6.3 and/or 6.5 as of any date of measurement, no Event of Default shall occur in respect thereof to the extent each of the following conditions is satisfied in respect thereof:

(a)                                  contemporaneously with the delivery of the Compliance Certificate in accordance with the terms of this Agreement relating to such date of measurement, Sponsor delivers to Agent a writing by which Sponsor unconditionally and irrevocably commits, for the benefit of Agent and the Lenders, to contribute cash common equity to Borrower in an amount at least equal to the relevant EBITDA Plug Amount for purposes of this paragraph;

(b)                                 on or before the fifth (5th) day after the date on which such Compliance Certificate and writing are delivered to the Agent, Sponsor makes a cash common equity contribution in a net cash amount at least equal to the relevant EBITDA Plug Amount and the terms of such equity shall not provide for, include or grant any mandatory or required redemption or repurchase rights or any rights to mandatory or required dividends, distributions or other payments thereon or in respect thereto (each such contribution, a “Cash Contribution”);

(c)                                  upon receipt of such Cash Contribution by the Borrower, the Borrower immediately makes a mandatory prepayment of the Loans and other Obligations with the proceeds thereof in accordance with the terms of subsection 1.8(g); and

(d)                                 no other Default or Event of Default exists or otherwise would be created by the making of any such contributions;

it being understood that the amount of any such contributions shall be added to EBITDA (or, in respect of the Fixed Charge Coverage ratio under Section 6.3, Cash Flow) solely for the applicable test period and date of measurement and shall not be included or considered (or credited) in the calculation of EBITDA (or Cash Flow, as applicable) for any subsequent test period or date of measurement.  The Borrower agrees and acknowledges that an Event of Default shall occur immediately and automatically upon the failure of Sponsor or the Borrower to timely comply with any of the foregoing.

ARTICLE VII - EVENTS OF DEFAULT

7.1                                 Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                  Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of or interest on any Loan, including after maturity of the Loans, whether by acceleration or otherwise, or (ii) within ten (10) days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)                                 Representation or Warranty.  Any representation, warranty or certification by or on behalf of the Borrower or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any of its Subsidiaries, or any of their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Specific Defaults.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 4.1, 4.2(b), 4.2(d), 4.4 (other than 4.4(c)), 4.6, 4.9, 4.13 or Article V or, subject to Section 6.6, Article VI hereof; or

(d)                                 Other Defaults.  The Borrower or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by the Agent or Required Lenders; or

(e)                                  Cross-Default.  (i) The Borrower or any of its Subsidiaries (A) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) any default or event of default occurs under or in respect of the High Yield Unsecured Indebtedness or any of the High Yield Unsecured Documents; or (iii) any default or event of default occurs under or in respect of any Subordinated Indebtedness; or

(f)                                    Insolvency; Voluntary Proceedings.  The Borrower or any of its Subsidiaries: (i) ceases or fails to be Solvent; (ii) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (iii) voluntarily ceases to conduct its business in the ordinary course; (iv) commences any Insolvency Proceeding with respect to itself; or (v) takes any action to effectuate or authorize any of the foregoing; or

(g)                                 Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any of its Subsidiaries, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower’s or any of its Subsidiaries’ Property, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Borrower or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)                                 ERISA.  (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan; (ii) a member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) the occurrence of an ERISA Event; (iv) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (v) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction; (vi) a violation of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code; or (vii) any member of the Controlled Group is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq. of ERISA; and, the occurrence of any such event listed in clauses (i) through (vii), or the occurrence of any combination of events listed in clauses (i) through (vii) results in, or could reasonably be expected to result in, a Material Adverse Effect or result in exposure to the Borrower in an amount in excess of $800,000; or

(i)                                     Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $800,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(j)                                     Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against the Borrower or any of its Subsidiaries which does or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k)                                  Collateral.  Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary of the Borrower party thereto or the Borrower or any of its Subsidiaries shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(l)                                     Ownership.  (i) Sponsor at any time shall cease to own, beneficially, at least eighty percent (80%) of each class of the issued and outstanding capital stock of Borrower owned by it on the Restatement Effective Date (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares); or (ii) Sponsor at any time shall fail to own, beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting capital stock of Borrower or, in any event, capital stock representing voting control of Borrower; or (iii) Borrower shall cease to own, beneficially, one hundred percent (100%) of the issued and outstanding equity securities of Woodcraft; or (iv) the Borrower or any of its Subsidiaries shall cease to own, beneficially, one hundred percent (100%) of the issued and outstanding equity securities of any of its Subsidiaries (except as otherwise permitted pursuant to Section 5.3) in each instance in clauses (i), (ii), (iii) and (iv), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of Agent; or (vi) a “Change of Control” (as defined in the High Yield Unsecured Indenture) shall have occurred; or

(m)                               Invalidity of Subordination Provisions.   The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or

(n)                                 Failure to Procure and Pay Acceptable Capital Contributions.

(i)                                     If required by Section 5.11(h)(vii) at the time, if any, that (i) the Grand Valley Earn-Out Obligation becomes due and payable in accordance with the provisions of Section 1.4(b) of the Grand Valley Asset Purchase Agreement as in effect on the First Amendment Closing Date and (ii) all of the conditions specified in clauses (i) through (vi) of Section 5.11(h) shall have been satisfied, the Borrower shall fail to receive, and thereafter contribute to Grand Valley Acquisition Sub, proceeds of Acceptable Capital Contributions in an aggregate amount equal to at least fifty percent (50%) of the Restricted Payment in respect of the Grand Valley Earn-Out Obligation on or before the date such Restricted Payment is due and payable or otherwise fails to use such proceeds for such purpose on a timely basis;

(ii)                                  If required by Section 5.11(i)(vii) at the time, if any, that (i) any portion of the Dimension Earn-Out Obligation becomes due and payable in accordance with the provisions of Section 1.6(c) of the Dimension Purchase Agreement as in effect on the Second Amendment Closing Date and (ii) all of the conditions specified in clauses (i) through (vi) of Section 5.11(i) shall have been satisfied, the Borrower shall fail to receive proceeds of Acceptable Capital Contributions in an aggregate amount equal to at least fifty percent (50%) of the Restricted Payment in respect of such portion of the Dimension Earn-Out Obligation on or before the date such Restricted Payment is due and payable or otherwise fails to use such proceeds for such purpose on a timely basis; or

(iii)                               If the Borrower shall fail to finance at least fifty percent (50%) of any future expenditures with respect to transaction costs related to the Dimension Acquisition with Acceptable Capital Contributions; or

(o)                                 Revocation under Guaranty or Grand Valley Guaranty.  If any of the Borrower’s Subsidiaries revokes, terminates, discontinues, or otherwise seeks to vacate, invalidate, set aside, overturn or eliminate its obligations under, any portion of the Guaranty or the Grand Valley Guaranty pursuant to Section 8 thereof, or notifies the Borrower or the Agent of its intention to undertake any of the foregoing.

7.2                                 Remedies.  Upon the occurrence and during the continuation of any Event of Default, the Agent may, and shall at the request of the Required Lenders:

(a)                                  declare all or any portion of the Commitment of each Lender to make Loans or issue Lender Letters of Credit or Letter of Credit Participation Agreements to be terminated, whereupon such Commitments shall forthwith be terminated;

(b)                                 declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of Agent to issue Lender Letters of Credit and Letter of Credit Participation Agreements shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

7.3                                 Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4                                 Cash Collateral for Letters of Credit.  If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or the Term Loans and CapEx Loans have been paid in full, then the Agent may, and upon request of the Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Revolving Loan Commitments shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2 hereof), and the Borrower shall thereupon deliver to the Agent, to be held for the benefit of the Agent and the Lenders entitled thereto, an amount of cash equal to the amount of Letter of Credit Participation Liability (determined in accordance with subsection 1.1(c) hereof) as additional collateral security for the Borrower’s Obligations in respect of any outstanding Lender Letter of Credit and Letter of Credit Participation Agreement.  The Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Borrower’s Obligations in respect of any Lender Letters of Credit or Letter of Credit Participation Agreements.  Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Agent’s name, for the benefit of the Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the Agent may, in its discretion, select.

ARTICLE VIII - THE AGENT

8.1                                 Appointment and Authorization.  Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

8.2                                 Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

8.3                                 Liability of Agent.  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any of its Subsidiaries, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Property, books or records of the Borrower or any of its Subsidiaries or Affiliates.

8.4                                 Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or telephone message, statement or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders (or, where an action or waiver need only be approved by the Required Lenders, by the Required Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders (or, where an action or waiver need only be approved by the Required Lenders, by the Required Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

8.5                                 Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Required Lenders in accordance with Article VII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

8.6                                 Credit Decision.  Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agent.

8.7                                 Indemnification.  Whether or not the transactions contemplated hereby shall be consummated, upon demand therefor the Lenders shall indemnify the Agent (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), severally and ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the Agent) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction.  In addition, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower.  Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 8.7, together with all related costs and expenses (including Attorney Costs).  The obligation of the Lenders in this Section 8.7 shall survive the payment of all Obligations hereunder.

8.8                                 Agent in Individual Capacity.  Antares and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower and its Subsidiaries and Affiliates as though Antares were not the Agent hereunder and without notice to or consent of the Lenders.  With respect to its Loans, Antares shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include Antares in its individual capacity.

8.9                                 Successor Agent.  The Person then acting as Agent may resign as Agent upon thirty (30) days’ prior notice to the Lenders and to the Borrower.  If such Person shall resign as Agent under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may thereupon appoint a successor agent from among the Lenders reasonably acceptable to the Borrower.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall terminate.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VIII and Sections 9.4 and 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation (or, if later, ten (10) days after the date upon which the Agent designates a successor agent), the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

8.10                           Collateral Matters.

(a)                                  The Agent is authorized (but not required) on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)                                 The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral:

(i)                                     upon termination of the Commitments and payment in full of all Loans and all other Obligations then payable under this Agreement and under any other Loan Document;

(ii)                                  constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder;

(iii)                               consisting of an instrument evidencing Indebtedness or of any other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or

(iv)                              if approved, authorized or ratified in writing by the Required Lenders or all the Lenders, as the case may be, as provided in subsection 9.1(f).

Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this subsection 8.10(b).

(c)                                  Each Lender agrees with and in favor of each other Lender (which agreement shall not be for the benefit of the Borrower or any of its Subsidiaries) that the Borrower’s obligation to such Lender under this Agreement and the other Loan Documents shall be equally and ratably secured by any real property and/or other collateral now or hereafter securing any obligations of the Borrower or any of its Subsidiaries to such Lender, whether or not the same constitutes Collateral hereunder.

ARTICLE IX - MISCELLANEOUS

9.1                                 Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders, the Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders, the Borrower and acknowledged by the Agent, do any of the following:

(a)                                  increase or extend the Commitment of any Lender, reinstate any Commitment terminated pursuant to subsection 7.2(a), increase the Aggregate Revolving Loan Commitment or extend the CapEx Line Termination Date;

(b)                                 postpone or delay any date fixed for, or waive, any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (other than any postponement or delay of any date fixed for any mandatory prepayment of the Loans pursuant to subsection 1.8(c) or 1.8(d));

(c)                                  reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(d)                                 change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(e)                                  amend this Section 9.1 or the definition of “Required Lenders” or any provision providing for consent or other action by all Lenders; or

(f)                                    discharge the Borrower or any of its Subsidiaries from their respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

9.2                                 Notices.

(a)                                  All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission) and mailed by certified or registered mail, faxed or delivered by personal or overnight delivery, to the address or facsimile number specified for notices on the applicable signature page hereof; or, if directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to each of the other parties hereto given in compliance herewith, or, if directed to any other party hereto, to such other address as shall be designated by such party in a written notice given in compliance herewith to the Borrower and the Agent.

(b)                                 All such notices, requests and communications shall be effective (i) if delivered in person, when delivered, (ii) if delivered by facsimile transmission on the date of transmission if transmitted on a Business Day before 4:00 p.m. Chicago time, otherwise on the next Business Day, (iii) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (iv) if mailed, upon the third (3rd) Business Day after the date deposited into the U.S. Mail, certified or registered; except that notices pursuant to Article I shall not be effective until actually received by the Agent.

(c)                                  The Borrower acknowledges and agrees that any agreement of the Agent and the Lenders in Article I hereof to receive certain notices by telephone and facsimile transmission is solely for the convenience and at the request of the Borrower.  The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Persons on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

9.3                                 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between the Borrower, any Affiliate of the Borrower, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.4                                 Costs and Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Borrower shall pay or reimburse:

(a)                                  Antares (including in its capacity as Agent) within five (5) Business Days after demand (except as otherwise provided in subsection 2.1(f)) for all reasonable out-of-pocket costs and expenses incurred by Antares (including in its capacity as Agent) in connection with the development, preparation, syndication, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the Attorney Costs incurred by Antares (including in its capacity as Agent) with respect thereto and for all out-of-pocket costs and expenses incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents;

(b)                                 pay or reimburse Lenders within five (5) Business Days after demand for all Attorney Costs of one law firm, on behalf of all Lenders (other than Antares) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document; and

(c)                                  pay or reimburse Agent within five (5) Business Days after demand for all out-of-pocket appraisal, audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by Agent in connection with the matters referred to under clause (a) of this Section 9.4.

The obligations of this Section 9.4 shall survive payment of all other Obligations.

9.5                                 Indemnity.  The Borrower shall indemnify, defend and hold harmless each Lender, the Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs):

(a)                                  of any kind or nature whatsoever with respect to the enforcement of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans or the transactions contemplated hereby or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto; and

(b)                                 which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property of the Borrower or any of its Subsidiaries;

(all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction.

No action taken by legal counsel chosen by the Agent or any Lender in defending against any investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless the Agent and each Lender.  In no event shall any site visit, observation, or testing by the Agent or any Lender (or any contractee of the Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law.  Neither the Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Lender.  Neither the Agent nor any Lender owes any duty of care to protect the Borrower or any other Person against, or to inform the Borrower or any other Person of, any Hazardous Materials or any other adverse condition affecting any site or Property.  Neither the Agent nor any Lender shall be obligated to disclose to the Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Lender.

The obligations in this Section 9.5 shall survive payment of all other Obligations.  At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Borrower.  All amounts owing under this Section 9.5 shall be paid within thirty (30) days after demand.

9.6                                 Marshaling; Payments Set Aside.  Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then:

(a)                                  to the extent of such recovery the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred; and

(b)                                 each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

9.7                                 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.8 hereof, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

9.8                                 Assignments, Participations, etc.

(a)                                  Any Lender may, with the written consent of Borrower, which consent shall not be unreasonably withheld (provided that such consent of Borrower shall not be required at any time that a Default or an Event of Default exists or in connection with any assignment by a Lender to another Lender, an Affiliate of a Lender or a Related Fund of a Lender), and Agent (provided that such consent of the Agent shall not be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender), at any time assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any part of, the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (or such lesser amount to which Agent, in its sole discretion, may agree) or, if less, the entire Commitment or Loan(s) of such Lender; provided, that, the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until:

(i)                                     written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee;

(ii)                                  such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in form and substance reasonably satisfactory to Agent, such Lender and its Assignee (an “Assignment and Acceptance”); and

(iii)                               the assignor Lender or the Assignee has paid to the Agent a processing fee in the amount of $3,500; provided no processing fee shall be required to be paid in connection with an assignment by a Lender to an Eligible Assignee that is an Affiliate of such Lender or a Related Fund of such Lender.

(b)                                 Subject to the provisions of subsection 9.8(f) below, from and after the date that the Agent notifies the assignor Lender that the Agent has received and provided its consent with respect to an executed Assignment and Acceptance and payment of the above-referenced processing fee (if applicable):

(i)                                     the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents; and

(ii)                                  the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c)                                  Subject to the provisions of subsection 9.8(f) below, immediately upon the making of the processing fee payment to the Agent in respect of the Assignment and Acceptance, if applicable, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender to the same extent.

(d)                                 Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that:

(i)                                     the Originating Lender’s obligations under this Agreement shall remain unchanged;

(ii)                                  the Originating Lender shall remain solely responsible for the performance of such obligations;

(iii)                               the Borrower and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents; and

(iv)                              no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 9.1.

In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(e)                                  Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may (i) assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its unaffiliated lenders for collateral security purposes; provided, that any payment in respect of such assigned Loans made by the Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned or pledged Loans to the extent of such payment.  No such assignment or pledge shall release the assigning Lender from its obligations hereunder.

(f)                                    The Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of demonstrable error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Commitments, Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement.  Any assignment of any Commitment and/or Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register.  Any assignment or transfer of all or part of a Commitment and/or Loan evidenced by a Note shall be registered on the Register only upon a surrender or registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee and, if applicable, assignor, and the old Notes shall be returned by the Agent to the Borrower marked “cancelled.”  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Commitments and Loans) at any reasonable time and from time to time upon reasonable prior notice.

9.9                                 Confidentiality.  Each of the Agent and the Lenders shall maintain and hold in confidence in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, all nonpublic information that the Borrower or any of its Subsidiaries, or any of their authorized representatives, furnishes to the Agent or any Lender pursuant to the requirements of this Agreement (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by the Agent or any Lender of its obligations hereunder or that is or becomes available to the Agent or such Lender from a source other than the Borrower or any of its Subsidiaries, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that the Agent and each Lender shall in any event have the right to deliver copies of any such documents, and to disclose any such information, to:

(a)                                  its directors, officers, trustees, partners, employees, agents, attorneys, professional consultants, portfolio management services and rating agencies; provided, that such information shall be disclosed to the extent a legitimate business purpose exists for doing so and such purpose relates to the existing relationship among the Borrower, the Agent and the Lenders evidenced by this Agreement, the credit facility evidenced hereby or the loan portfolio of the Agent or such Lender containing the credit evidenced hereby;

(b)                                 any other Lender and any successor Agent;

(c)                                  any potential Assignee or potential Participant to which such Lender offers to sell any Loan or any part thereof or interest or participation therein or any other Person necessary for purposes of effectuating any transaction contemplated by subsection 9.8(e) (provided such Person agrees to keep such information confidential on the terms set forth in this Section 9.9);

(d)                                 any federal or state regulatory authority or examiner, or any insurance industry association or any stock exchange, regulating or having jurisdiction over the Agent or such Lender or any of their respective Affiliates; and

(e)                                  any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process or informal investigative demand, (iii) in connection with any litigation to which the Agent or such Lender is a party, or (iv) in connection with the enforcement of the rights and remedies of the Agent or the Lenders under this Agreement and the other Loan Documents at any time when an Event of Default shall have occurred and be continuing.

9.10                           Set-off; Sharing of Payments.  In addition to any rights and remedies now or hereafter granted under applicable law, and not by way of limitation of any such rights or remedies at any time and from time to time, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by the Borrower, with reasonably prompt subsequent notice to the Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived by the Borrower) to set off and to appropriate and to apply any and all:

(a)                                  balances held by such Lender at any of its offices for the account of the Borrower or any of its Subsidiaries (regardless of whether such balances are then due to the Borrower or any of its Subsidiaries); and

(b)                                 other Property at any time held or owing by such Lender to or for the credit or for the account of the Borrower or any of its Subsidiaries;

against and on account of any and all Obligations which are not paid when due; except that no Lender shall exercise such right without the prior written consent of the Agent.  Any Lender having a right to set off shall purchase for cash (and the other Lenders shall sell) participations in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share the benefit of such right of set-off with each other Lender in accordance with their respective pro rata shares of the Obligations.  The Borrower agrees, to the fullest extent permitted by law, that (i) any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and may sell participations to other Lenders, and (ii) any Lender so purchasing a participation in the Obligations held by other Lenders may exercise all rights of setoff, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Obligations in the amount of such participation.  The Borrower hereby grants to each Lender a security interest in all such deposits and other Property, whether now existing or hereafter arising, held by each Lender for the purposes set forth herein.

9.11                           Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

9.12                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with each of the Borrower and the Agent.

9.13                           Severability; Facsimile Signature.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.  Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.

9.14                           Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15                           Independence of Provisions.  The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16                           Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, the Borrower and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in the preparation of such documents and agreements.

9.17                           No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18                           Governing Law and Jurisdiction.

(A)                               THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES; PROVIDED, THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(B)                               THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT

THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

(C)                               THE BORROWER DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY THE BORROWER WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE BORROWER AT ITS ADDRESS PROVIDED IN SECTION 9.2 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.  IF ANY AGENT APPOINTED BY THE BORROWER REFUSES TO ACCEPT SERVICE, THE BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.19                           Waiver of Jury Trial.  THE BORROWER, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.20                           Entire Agreement; Release.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof, and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders.  The Borrower has relied exclusively on the terms and provisions contained in this Agreement and the other Loan Documents in its execution and delivery hereof and thereof and entering into the transactions which are the subject hereof and thereof.  Execution of this Agreement by the Borrower constitutes a full, complete and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents as of the date hereof.  Neither Agent nor any Lender shall be liable to the Borrower or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

9.21                           Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

9.22                           Replacement of Lender.  Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any default by a Lender in its obligation to make Loans hereunder after all conditions thereto have been satisfied, provided such default shall not have been cured; or (iii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender having Revolving Loans, Term Loans or CapEx Loans, or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify the Agent and such Affected Lender (or such defaulting or non-consenting Lender, as the case may be) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to the Agent.  In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or defaulting or non-consenting Lender, as the case may be) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.  In the event that a replaced Lender does not execute an Assignment and Acceptance pursuant to Section 9.8 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment and Acceptance evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment and Acceptance on behalf of such replaced Lender, and any such Assignment and Acceptance so executed by the Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.8.  Upon any such assignment and payment and compliance with the other provisions of Section 9.8, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

9.23                           Continued Effectiveness; No Novation.  Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the Obligations under the Original Credit Agreement.  Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Original Credit Agreement which is evidenced by the notes provided for therein and secured by the Collateral.  The Borrower acknowledges and confirms that the liens and security interests granted pursuant to the Loan Documents secure the indebtedness, liabilities and obligations of the Borrower to the Agent and the Lenders under the Original Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrower to the Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Borrower under the Notes to be delivered hereunder, and under the Original Credit Agreement, as amended and restated hereby, as the same further may be amended, modified, supplemented and/or restated from time to time.  The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement.  Cross-references in the Loan Documents to particular section numbers in the Original Credit Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY

10.1                           Taxes.

(a)                                  Subject to subsection 10.1(g), any and all payments by the Borrower to each Lender or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a Lending Office, or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)                                 In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  Subject to subsection 10.1(g), the Borrower shall indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, that each Lender or the Agent, as the case may be, making demand for such indemnity payment shall provide the Borrower with evidence that such Lender or the Agent, as the case may be, has made payment of such Taxes or Other Taxes.  Payment under this indemnification shall be made within thirty (30) days from the date any Lender or the Agent makes written demand therefor.

(d)                                 If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to subsection 10.1(g):

(i)                                     the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.1) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)                                  the Borrower shall make such deductions; and

(iii)                               the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law;

provided, that, if any additional payment is made by the Borrower under this clause (d) for the benefit of the Agent or any Lender and the Agent or such Lender, as applicable, determines that it has obtained a credit against, a relief or remission for, or repayment of, the underlying Tax or Other Tax from the appropriate taxing authority, then, to the extent the Agent or such Lender, as applicable, determines that such credit, relief, remission or repayment is in respect of, or calculated or determined with reference to, and retroactively applies to, such additional payment made by the Borrower for the benefit of the Agent or such Lender pursuant to this clause (d), the Agent or such Lender, as applicable, shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Agent or such Lender, as applicable, shall determine to be the amount which shall leave it (after such payment to the Borrower) in no better or worse after-tax position that it would have been in had the respective withholding or deduction not been required.

(e)                                  Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

(f)                                    Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a ”Non-U.S. Lender”) shall deliver to the Borrower and the Agent two copies of each U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8BEN, a certificate representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c) of the Code, is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower and its Subsidiaries under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this subsection, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.

(g)                                 The Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 10.1(d) to any Lender for the account of any Lending Office of such Lender:

(i)                                     if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under subsection 10.1(f) in respect of such Lending Office; or

(ii)                                  if such Lender shall have delivered to the Borrower a Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto) in respect of such Lending Office pursuant to subsection 10.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law, treaty or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto); or

(iii)                               if such Lender has been notified by the Internal Revenue Service that such Lender is subject to backup withholding for failing to report interest and dividends received, unless and except to the extent such notice is revoked, terminated or otherwise overturned or vacated.

(h)                                 If, at any time, the Borrower requests any Lender to deliver any forms or other documentation pursuant to subsection 10.1(f), then the Borrower shall, on demand of such Lender through the Agent, reimburse such Lender for any costs and expenses (including Attorney Costs) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

(i)                                     If the Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection 10.1(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.  Further, within thirty (30) days of written request of the Borrower therefor, the Agent or the applicable Lender, as the case may be, shall execute and deliver to the Borrower, at the sole cost of the Borrower, such certificates, forms or other documents reasonably requested by the Borrower that can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of those taxes remitted hereunder.

10.2                           Illegality.  (a)  If after the date hereof any Lender shall determine in good faith that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a)                                  Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b)                                 If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)                                  Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3                           Increased Costs and Reduction of Return.

(a)                                  If any Lender shall determine in good faith that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)                                 If any Lender shall have determined in good faith that:

(i)                                     the introduction of any Capital Adequacy Regulation;

(ii)                                  any change in any Capital Adequacy Regulation;

(iii)                               any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)                              compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender (with a copy to the Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase.

10.4                           Funding Losses.  The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)                                  the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)                                 the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion;

(c)                                  the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d)                                 the prepayment (including pursuant to Section 1.8 or as a result of an acceleration) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)                                  the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.  Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5                           Inability to Determine Rates.  If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Continuation/ Conversion then submitted by the Borrower.  If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6                           Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Agent) of such additional interest from the Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7                           Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

10.8                           Survival.  The agreements and obligations of the Borrower in this Article X shall survive the payment of all other Obligations.

ARTICLE XI - RESERVED

ARTICLE XII - DEFINITIONS

12.1                           Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Accrual Period”	1.3(b)
“Affected Lender”	9.22
“Assignee”	9.8(a)
“Assignment and Acceptance”	9.8(a)(ii)
“Borrower”	Preamble
“Borrowing Base”	1.1(b)
“CapEx Commitment Fee”	1.9(d)
“CapEx Loan”	1.1(a)
“CapEx Loan Commitment”	1.1(a)
“Cash Contribution”	6.6(b)
“Commitment Fee”	1.9(b)
“Confidential Information”	9.9
“EBITDA”	Exhibit 4.2(b)
“Event of Default”	7.1
“Existing Lender”	1.3(a)
“Fee Letter”	1.9(a)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“First Amendment”	Recitals
“Indemnified Person”	9.5
“Indemnified Liabilities”	9.5
“Lender”	Preamble
“Lender Letter of Credit”	1.1(c)
“Letter of Credit Participation Agreement”	1.1(c)
“Letter of Credit Participation Fee”	1.9(c)
“Leverage Ratio”	Exhibit 4.2(b)
“Maximum Revolving Loan Balance”	1.1(b)
“Original Credit Agreement”	Recitals
“Originating Lender”	9.8(d)
“Other Taxes”	10.1(b)
“Participant”	9.8(d)
“Permitted Liens”	5.1
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(b)
“Revolving Loan”	1.1(b)
“Second Amendment”	Recitals
“Taxes”	10.1(a)
“Term Loan”	1.1(a)
“Term Loan Commitment”	1.1(a)
“Transaction”	5.7(f)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of the Borrower and its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by the Borrower and its Subsidiaries, as stated on the respective invoices of the Borrower and its Subsidiaries, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Borrower and its Subsidiaries who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Acquisition Documents” means all documents, agreements and instruments executed by the Borrower and/or its Subsidiaries in connection with the consummation of an Acquisition and shall include, without limitation, the Grand Valley Purchase Documents and the Dimension Purchase Documents.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person.  Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed an “Affiliate” of the Borrower or of any of its Subsidiaries.

“Agent” means Antares in its capacity as administrative agent for the Lenders hereunder, and any successor agent.

“Agent-Related Persons” means Antares and any successor agent arising under Section 8.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate CapEx Loan Commitment” means the combined CapEx Loan Commitments of the Lenders, which shall initially be in the amount of $7,500,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $40,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $7,500,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Antares” means Antares Capital Corporation, a Delaware corporation, acting in its capacity as agent for the Lenders hereunder.

“Applicable Margin” means (i) if a Base Rate Loan, one and three-quarters percent (1.75%) per annum and (ii) if a LIBOR Rate Loan, three percent (3.00%) per annum.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means, for any day, a rate of interest equal to the greater of (a) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Agent may select) and (b) the sum of the Federal Funds Rate plus one half of one percent (0.5%).  Any change in the Base Rate due to a change in the “Prime Rate” or the Federal Funds Rate shall be effective on the effective date of such change in the “Prime Rate” or the Federal Funds Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower Pledge Agreement” means that certain Pledge Agreement dated as of the Original Closing Date, by and between Borrower and the Agent, for the benefit of the Lenders, pursuant to which Borrower has pledged one hundred percent (100%) of the issued and outstanding capital stock of its directly-owned Subsidiaries.

“Borrower Security Agreement” means that certain Security Agreement dated as of the Original Closing Date, by and between Borrower and the Agent, for the benefit of the Lenders.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower on the same day by the Lenders pursuant to Article I.

“Borrowing Base Certificate” means a certificate of the Borrower, in substantially the form of Exhibit 12.1(a) hereto, duly completed as of a date acceptable to the Agent in its reasonable discretion.

“Brentwood” means Brentwood Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Woodcraft.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“CapEx Line Termination Date” shall mean June 30, 2006.

“CapEx Note” means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 11.1(e)-2 hereto, evidencing the Indebtedness of the Borrower under the CapEx Loan Commitment of such Lender (and, after the CapEx Line Termination Date, all CapEx Loans held by such Lender).

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditure” means an expenditure of the Borrower or its Subsidiaries which should be capitalized under GAAP.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of the Borrower and its Subsidiaries under any Capital Leases.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three (3) months and (d) money market funds; provided, that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by the Borrower and its Subsidiaries or any other Person as debtor and any other Person who has granted a Lien to Agent, in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Agent and Lenders, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

“Collateral Documents” means, collectively, the Master Reaffirmation Agreement, the Security Agreements, the Mortgages, the Guaranty, the Grand Valley Guaranty, the Pledge Agreements, the Grand Valley Collateral Assignment of Asset Purchase Agreement, the Grand Valley Collateral Assignment of Real Property Purchase Agreement, the Dimension Collateral Assignment of Asset Purchase Agreement and all other security agreements, patent and trademark assignments, lease assignments, deposit account control agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of the Borrower, its Subsidiaries or any other Person pledging or granting a lien on Collateral and any Lender or the Agent for the benefit of Agent and the Lenders now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Borrower or its Subsidiaries as debtor in favor of any Lender or the Agent for the benefit of Agent and the Lenders, as secured party.

“Commitment” means, for each Lender, the sum of its Revolving Loan Commitment, Term Loan Commitment and CapEx Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment, Term Loan Commitment or CapEx Loan Commitment divided by the Aggregate Revolving Loan Commitment, Aggregate Term Loan Commitment or CapEx Loan Commitment, as applicable.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means the Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with the Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied or waived in writing during such time) constitute an Event of Default.

“Dimension” means Dimension Moldings, Inc., an Ohio corporation.

“Dimension Acquisition” means the acquisition by Woodcraft of substantially all of the assets of Dimension from Dimension pursuant to the Dimension Purchase Agreement.

“Dimension Collateral Assignment of Asset Purchase Agreement” means that certain Collateral Assignment of Asset Purchase Agreement dated as of the Second Amendment Closing Date by Woodcraft in favor of Agent, for the benefit of the Lenders, pursuant to which Woodcraft collaterally assigned all of its rights under the Dimension Purchase Agreement to Agent, for the benefit of the Lenders.

“Dimension Earn-Out Obligation” means all obligations in respect of the “Earnout Payments” pursuant to Section 1.6 of the Dimension Purchase Agreement as in effect on the Second Amendment Closing Date, contingent or otherwise.

“Dimension Purchase Agreement” means that certain Asset Purchase Agreement among Woodcraft, Dimension, each of Rhine Blake and Jim Herchek, as the founders of Dimension, and RBJ Holdings, Inc., dated as of July 28, 2005, a copy of which is annexed as Exhibit A to the Second Amendment.

“Dimension Purchase Documents” means the Dimension Purchase Agreement, together with each other document, agreement and instrument executed in connection therewith.

“Disposition” means (a) the sale, lease (other than the lease of real Property or fixtures resulting in lease payments received by the Borrower and its Subsidiaries, either individually or in the aggregate, of less than $50,000), conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsection 5.2(a), and (b) the sale or transfer by the Borrower or any of its Subsidiaries of any equity securities issued by any of its Subsidiaries and held by such transferor Person.

“Dollars,” “dollars” and “$” each mean lawful money of the United States of America.

“EBITDA Plug Amount” means, if the Borrower violated any financial covenants contained in Sections 6.2, 6.3 and/or 6.5 for any test period, an amount which, when added to actual EBITDA (or, with respect to Section 6.3, Cash Flow) of the Borrower for such test period (and treating such amount as additional EBITDA (or Cash Flow, as applicable) for such purposes), and, solely for the Leverage Ratio contained in Section 6.2, when also deducted from the then outstanding principal amount of the Obligations (which deduction assumes compliance by the Borrower with subsection 1.8(g)), would cause the Borrower to be in compliance with such financial covenants for such test period; provided, that if the Borrower violated more than one such financial covenant for any test period, the EBITDA Plug Amount applicable for such test period for purposes of Sections 6.2, 6.3 and/or 6.5 shall be the greatest of the amounts that so cause the Borrower to be in compliance with each such financial covenant in accordance with the foregoing.

“Eligible Assignee” means any of: (a) a commercial bank organized under the laws of the United States, or any state thereof; (b) a commercial bank organized under the laws of any other country; (c) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of its business; or (d) a Related Fund.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the

Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Borrower or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Borrower or any of its Subsidiaries may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Borrower or any member of the Controlled Group may be directly or indirectly liable.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“First Amendment Closing Date” means April 30, 2004.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Grand Valley Acquisition” means, collectively, the Grand Valley Asset Acquisition and the Grand Valley Real Property Acquisition.

“Grand Valley Acquisition Sub” means Grand Valley Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Woodcraft.

“Grand Valley Asset Acquisition” means the acquisition by Grand Valley Acquisition Sub of substantially all of the assets of GVDC from GVDC pursuant to the Grand Valley Asset Purchase Agreement.

“Grand Valley Asset Purchase Agreement” means that certain Asset Purchase Agreement among Woodcraft, Grand Valley Acquisition Sub, GVDC, HBG Holding Co., as sole stockholder of GVDC, and each of Rhine Blake and Jack Smigel, as the founders of GVDC, dated as of April 19, 2004, a copy of which is annexed as Exhibit A to the First Amendment.

“Grand Valley Asset Purchase Documents” means the Grand Valley Asset Purchase Agreement, together with each other document, agreement and instrument executed in connection therewith.

“Grand Valley Collateral Assignment of Asset Purchase Agreement” means that certain Collateral Assignment of Asset Purchase Agreement dated as of the First Amendment Closing Date by Grand Valley Acquisition Sub and Woodcraft in favor of Agent, for the benefit of the Lenders, pursuant to which Grand Valley Acquisition Sub and Woodcraft collaterally assigned all of their respective rights under the Grand Valley Asset Purchase Agreement to Agent, for the benefit of the Lenders.

“Grand Valley Collateral Assignment of Real Property Purchase Agreement” means that certain Collateral Assignment of Purchase and Sale Agreement dated as of the First Amendment Closing Date by Grand Valley Acquisition Sub, in favor of Agent, for the benefit of the Lenders, pursuant to which Grand Valley Acquisition Sub collaterally assigned all of its rights under the Grand Valley Real Property Purchase Agreement to Agent, for the benefit of the Lenders.

“Grand Valley Earn-Out Obligation” means all obligations in respect of the “Earn-Out” pursuant to Section 1.4(b) of the Grand Valley Asset Purchase Agreement as in effect on the First Amendment Closing Date, contingent or otherwise.

“Grand Valley Guaranty” means that certain Guaranty, dated as of the First Amendment Closing Date, made by Grand Valley Acquisition Sub in favor of the Agent, for the benefit of Agent and Lenders.

“Grand Valley Mortgage” means that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the First Amendment Closing Date executed and delivered by Grand Valley Acquisition Sub in favor of Agent, for the benefit of the Lenders.

“Grand Valley Purchase Documents” means, collectively, the Grand Valley Asset Purchase Documents and the Grand Valley Real Property Purchase Documents.

“Grand Valley Real Property Acquisition” means the acquisition by Grand Valley Acquisition Sub of certain real property and other assets of GVILLC located at 131 Grand Valley Avenue, Orwell, Ohio from GVILLC pursuant to the Grand Valley Real Property Purchase Agreement.

“Grand Valley Real Property Purchase Agreement” means that certain Purchase and Sale Agreement among Grand Valley Acquisition Sub, GVILLC, and each of JSRB Investment LLC, a Pennsylvania limited liability company, The Mullett Company, an Ohio corporation, and 1167 LLC, an Ohio limited liability company, dated as of April 19, 2004, a copy of which is annexed as Exhibit B to the First Amendment.

“Grand Valley Real Property Purchase Documents” means, collectively, the Grand Valley Real Property Purchase Agreement, together with each other document, agreement and instrument executed in connection therewith.

“Guaranty” means that certain Guaranty, dated as of the Original Closing Date, as amended on the First Amendment Closing Date pursuant to the First Amendment, made by each of the Subsidiaries of the Borrower (other than Grand Valley Acquisition Sub) in favor of the Agent, for the benefit of Agent and Lenders.

“GVDC” means Ohio Door Co., a Pennsylvania corporation d/b/a Grand Valley Door Co.

“GVILLC” means Grand Valley Investment LLC, an Ohio limited liability company.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

“High Yield Unsecured Documents” means, collectively, the High Yield Unsecured Indenture, the High Yield Unsecured Notes and all related agreements, documents and instruments evidencing or relating to the High Yield Unsecured Indebtedness.

“High Yield Unsecured Indebtedness” means the unsecured Indebtedness of the Borrower which is incurred pursuant to the High Yield Unsecured Offering.

“High Yield Unsecured Indenture” means that certain Indenture dated as of February 18, 2004 between Trustee and Borrower, as the same may be amended, modified and/or supplemented from time to time as permitted herein and including any other indenture pursuant to which any High Yield Unsecured Notes are issued.

“High Yield Unsecured Notes” means those certain 10.0% Senior Unsecured Notes due 2012 in the aggregate principal amount of up to $120,000,000 issued by Borrower pursuant to the High Yield Unsecured Indenture, including all notes issued in exchange or substitution therefor.

“High Yield Unsecured Offering” means the offering by Borrower of up to an aggregate of $120,000,000.00 in principal amount of High Yield Unsecured Indebtedness upon the terms and conditions set forth in that certain Confidential Offering Circular of the Borrower dated as of February 18, 2004.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) the amount of the Grand Valley Earn-Out Obligation then due and payable under the terms of the Grand Valley Asset Purchase Agreement; (i) the amount of the Dimension Earn-Out Obligation then due and payable under the terms of the Dimension Purchase Agreement; (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (k) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; and (l) all “Disqualified Stock” (as defined in the High Yield Unsecured Indenture).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest

Period of six (6) months, the last day of each three (3) month interval during such Interest Period, and (c) with respect to Base Rate Loans, the first day of each calendar month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:

(a)                                  if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)                                 any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  no Interest Period for the Term Loan or any CapEx Loan shall extend beyond the last scheduled payment date therefor and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d)                                 no Interest Period applicable to the Term Loan, any CapEx Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loan or a CapEx Loan, as applicable, unless the aggregate principal amount of the Term Loan or a CapEx Loan, as applicable, represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” opposite its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Agent.

“Letter of Credit Participation Liability” means, as to each Lender Letter of Credit and each Letter of Credit Participation Agreement, all reimbursement obligations and all other liabilities of the Borrower or any of its Subsidiaries to Agent and the Lenders in connection with the Lender Letter of Credit or to the obligee with respect to the transaction for which the Letter of Credit Participation Agreement was issued, whether contingent or otherwise, including with respect to any letter of credit: (a) the amount available to be drawn or which may become available to be drawn; (b) without duplication, all amounts which have been paid or made available by the issuing bank or by the Agent under such Lender Letters of Credit or Letter of Credit Participation Agreement, in each instance, to the extent not reimbursed; and (c) all unpaid interest, fees and expenses.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100th of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan”  means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents and all documents delivered to the Agent and/or any Lender in connection with any of the foregoing (including the Fee Letter).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Reaffirmation Agreement” means that certain Master Reaffirmation Agreement dated of even date herewith by and among the Borrower, each of its Subsidiaries and the Agent, to be in form and substance acceptable to the Agent.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Borrower, any of its Subsidiaries, or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower, any of its Subsidiaries or any other Person (other than the Agent or Lenders) to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document as against the Borrower or any Subsidiary, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Lenders under any of the Collateral Documents.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real Property or any interest in real Property.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which the Borrower or any member of the Controlled Group may have any liability.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Note” means any Revolving Note, Term Note or CapEx Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to the Agent pursuant to Section 1.5, in substantially the form of Exhibit 12.1(b) hereto.

“Notice of Continuation/Conversion” means a notice given by the Borrower to the Agent pursuant to Section 1.6, in substantially the form of Exhibit 12.1(c) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to any Lender, the Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving the Borrower or any of its Subsidiaries, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificate of formation.

“Original Closing Date” means February 18, 2004.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Permitted Acquisition” means any Acquisition by (i) any domestic Wholly-Owned Subsidiary of the Borrower of substantially all of the assets of a Person, which assets are located in the United States, or (ii) the Borrower or any domestic Wholly-Owned Subsidiary of the Borrower of 100% of the equity interests of a Person incorporated under the laws of any State in the United States or the District of Columbia (such assets, in the case of an asset acquisition, or entity, in the case of an acquisition of equity securities, are referred to herein as the “Acquired Entity”) to the extent that each of the following conditions shall have been satisfied:

(a)                                  the conditions set forth in Section 2.3 shall have been satisfied;

(b)                                 the Borrower shall have furnished to the Agent and Lenders at least twenty (20) Business Days prior to the consummation of such Acquisition (1) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Agent, such other information and documents that the Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of the Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of the Borrower demonstrating on a pro forma basis compliance with the covenants set forth in Article VI hereof after giving effect to the consummation of such Acquisition and (4) copies of such other agreements, instruments and other documents (including, without limitation, the Loan Documents required by Section 4.12) as the Agent reasonably shall request;

(c)                                  the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.12 and the Agent shall have received, for the benefit of the Agent and Lenders, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrower or any of its Subsidiaries under the acquisition documents;

(d)                                 such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Acquired Entity;

(e)                                  no Default or Event of Default shall then exist or would exist after giving effect thereto;

(f)                                    after giving effect to such Acquisition and any Loans to be disbursed in connection therewith, the Maximum Revolving Loan Balance shall exceed the aggregate outstanding principal balance of Revolving Loans by not less than $5,000,000, and the Borrower shall deliver to the Agent a pro forma Borrowing Base Certificate evidencing compliance with this condition, which pro forma Borrowing Base Certificate shall give effect to such Acquisition and any such Loans to be disbursed in connection therewith;

(g)                                 the Acquired Entity is in the same line of business as the Borrower

(h)                                 the “Available Liquidity” (as defined in the High Yield Unsecured Indenture) of the Borrower shall be at least $7,500,000;

(i)                                     at least fifty percent (50%) of the costs of such Acquisition are financed with “Acceptable Capital Contributions” (as defined in the High Yield Unsecured Indenture); and

(j)                                     such Acquisition is permitted under the terms of the High Yield Unsecured Documents.

“Permitted Issuances” means the issuance of debt securities by any of the Borrower’s Subsidiaries in respect of Indebtedness permitted hereunder.

“Permitted Securities” shall mean equity interests of Borrower that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) or upon the happening of any event or otherwise: (A) are not convertible or exchangeable for Indebtedness or any securities that are not Permitted Securities, (B) (i) do not mature and (ii) are not putable or redeemable at the option of the holder thereof, in each case under clause (i) or (ii) in whole or in part on or prior to the date six (6) months after the earlier of the Revolving Termination Date or the actual payment in full in cash of the Obligations, (C) do not have required payments of cash dividends or other cash distributions on or prior to the date six (6) months after the earlier of the Revolving Termination Date or the actual payment in full in cash of the Obligations, (D) are unsecured and by operation of law or by legally binding agreement are subordinated in right of repayment, liens, security and remedies to all of the Obligations and to all of Agent’s and Lenders’ rights, Liens and remedies, and (E) are not sold, issued or otherwise transferred in connection with or as a part of a Public Offering.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any member of the Controlled Group sponsors or maintains or to which the Borrower or any member of the Controlled Group may have liability.

“Pledge Agreements” means collectively, the Borrower Pledge Agreement, the Woodcraft Pledge Agreement, and any other pledge agreement, in form and substance acceptable to the Agent, entered into by any other Subsidiary of the Borrower, or any other Person, and the Agent, on behalf of the Lenders in respect of the Obligations.

“Pledged Collateral” has the meaning specified in the Pledge Agreements.

“Primewood” means Primewood, Inc., a North Dakota corporation and wholly-owned subsidiary of Woodcraft.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Offering” shall mean any offer or sale of securities pursuant to any registration statement filed and effective with the Securities and Exchange Commission or any other Governmental Authority.

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Related Agreements” means, collectively, the High Yield Unsecured Documents, the Grand Valley Purchase Documents, the Dimension Purchase Documents and each other instrument, document and purchase, merger and other agreement executed or delivered by or on behalf of the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition.

“Related Fund” means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses Loans for any Lender or any Person described in clause (a) above.

“Related Transactions” means the transactions contemplated by the Related Agreements and includes, without limitation, the funding of the High Yield Unsecured Notes, the consummation of the Grand Valley Acquisition, the consummation of the Dimension Acquisition and the consummation of any Permitted Acquisitions.

“Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means at any time (a) Lenders then holding at least sixty-six and two-thirds percent (66 2/3%) of the sum of the Aggregate Revolving Loan Commitment then in effect plus the Aggregate CapEx Loan Commitment then in effect (or, if after the CapEx Line Termination Date or if the CapEx Loan Commitments have been terminated, the aggregate unpaid principal balance of CapEx Loans) plus the aggregate unpaid principal balance of the Term Loan then outstanding, or (b) if the Revolving Loan Commitments have been terminated, Lenders then having at least sixty-six and two-thirds percent (66 2/3%) of the sum of the aggregate unpaid principal amount of Loans then outstanding plus outstanding Letter of Credit Participation Liability.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restatement Effective Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by the Agent and all Lenders.

“Restricted Account” means each bank account of the Borrower and its Subsidiaries set forth on Schedule 12.2 maintained at U.S. Bank or The Middlefield Banking Company for purposes of paying certain payroll and operating expenses in the Ordinary Course of Business; provided, that in the event U.S. Bank or The Middlefield Banking Company delivers to the Agent a control agreement in form and substance acceptable to the Agent, such account shall cease to be a Restricted Account for purposes hereof.

“Restricted Credit Card Account” means Account No. 1-536-9138-1964 maintained at U.S. Bank.

“Restricted Payroll Account” means Account No. 1-536-9138-1823 maintained at U.S. Bank.

“Revolving Note” means an amended and substituted promissory note of the Borrower payable to the order of a Lender in substantially the form of Exhibit 12.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) September 23, 2010; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Second Amendment Closing Date” means July 28, 2005.

“Security Agreements” means, collectively, the Borrower Security Agreement, the Subsidiary Security Agreement and any other security agreement, in form and substance acceptable to the Agent, entered into by any other Subsidiary of the Borrower, or any other Person, and the Agent, on behalf of the Lenders in respect of the Obligations.

“Solvent” means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“Sponsor” means Behrman Capital III L.P., a Delaware limited partnership.

“Subordinated Indebtedness” means the Indebtedness of the Borrower or any of its Subsidiaries which (i) contains terms, conditions, covenants, default triggers and representations and warranties that are acceptable to the Agent and the Required Lenders and (ii) is subordinated in right of payment and action to the Obligations on terms and conditions satisfactory to the Agent and the Required Lenders.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Subsidiary Security Agreement” means that certain Security Agreement dated as of the Original Closing Date, by and between each of Woodcraft, Primewood and Brentwood and the Agent, for the benefit of the Lenders, and joined by Grand Valley Acquisition Sub pursuant to a joinder dated as of the First Amendment Closing Date.

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Term Note” means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 12.1(e) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made to the Borrowers by such Lender.

“Trustee” means U.S. Bank National Association.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

“Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“U.S. Bank” means U.S. Bank National Association, a national banking association.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the equity securities, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

“Woodcraft” means Woodcraft Industries, Inc., a Minnesota corporation and wholly-owned subsidiary of Borrower.

“Woodcraft Pledge Agreement” means that certain Pledge Agreement dated as of the Original Closing Date, by and between Woodcraft and the Agent, for the benefit of the Lenders, pursuant to which Woodcraft has pledged one hundred percent (100%) of the issued and outstanding capital stock of its Subsidiaries.

12.2                           Other Interpretive Provisions.

(a)                                  Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)                                 The Agreement.  The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

(c)                                  Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”

(d)                                 Performance; Time.  Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”  If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)                                  Contracts.  Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)                                    Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

12.3                           Accounting Principles.

(a)                                  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b)                                 References herein to “fiscal year,” “fiscal quarter” and “fiscal month” refer to such fiscal periods of the Borrower.

(c)                                  If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then the Borrower, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided, that notwithstanding any other provision of this Agreement, the Required Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

WII COMPONENTS, INC.,
a Delaware corporation, as the Borrower

By:	/S/ Dale B. Herbst
Name:	Dale B. Herbst
Title:	Treasurer
FEIN:

Address for notices for Borrower:

525 Lincoln Avenue SE
St. Cloud, Minnesota 56304
Attn: President
Facsimile: (320) 352-1504

Address for Wire Transfers for Borrower:

U.S. Bank National Association
ABA Number: 091000022
Account Number: 149510174050
Reference: Woodcraft Industries, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

ANTARES CAPITAL CORPORATION,
as Agent and as a Lender

By:	/S/ Michael P. King
Name:	Michael P. King
Title:	Director

Address for notices:

311 South Wacker Drive
Suite 4400
Chicago, Illinois 60606
Attn: Portfolio Manager – Woodcraft
Facsimile: (312) 697-3998
Telephone: (312) 697-3999

Address for payments:

Antares Capital Corporation
Account # 4070-6016
Citibank N.A., New York
ABA # 021000089
Reference: Woodcraft
Please advise Jim Luchansky at
(312) 697-3991 upon receipt

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

M&I MARSHALL & ILSLEY BANK, as a Lender

By:	/S/ Chad M. Kortgard
Name:	Chad M. Kortgard
Title:	Assistant Vice President

By:	/S/ John Howard
Name:	John Howard
Title:	Senior Vice President

Address for notices:

401 N. Executive Drive
Brookfield, Wisconsin 53005
Attn: Nenita Yumang
Facsimile: (262) 938-8684
Telephone: (262) 938-8675

Lending Office:

651 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Chad Kortgard
Facsimile: (612) 904-8012
Telephone: (612) 904-8195

Schedule 1.1(a)

Term Loan Commitments and CapEx Loan Commitments

Lender:	Term Loan Commitment:	CapEx Loan Commitment:
Antares Capital Corporation	$4,772,727.27	$4,772,727.27
M&I Marshall & Ilsley Bank	$2,727,272.73	$2,727,272.73
TOTAL	$7,500,000	$7,500,000

Schedule 1.1(b)

Revolving Loan Commitments

Lender:	Revolving Loan Commitment:
Antares Capital Corporation	$25,454,545.46
M&I Marshall & Ilsley Bank	$14,545,454.54
TOTAL	$40,000,000.00